UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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TECO Energy, Inc.

(Name of Registrant as Specified In Its Charter)

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March 17, 2010

Notice of Annual Meeting of Shareholders

Date:	May 5, 2010

Time:	10:00 a.m.

Place:	TECO Plaza
702 North Franklin Street
Tampa, Florida 33602

Purpose:	We are holding the annual meeting of the shareholders of TECO Energy, Inc. for the following purposes:

	1.	To elect the three directors named in the accompanying proxy statement as nominees.

	2.	To ratify the selection of our independent auditor.

	3.	To approve the 2010 Equity Incentive Plan.

	4.	To consider and act on such other matters, including the shareholder proposal on pages 35-36 of the accompanying proxy statement, as may properly come before the meeting.

Shareholders of record at the close of business on February 25, 2010 will be entitled to vote at the meeting.

Even if you plan to attend the meeting, please either: (i) vote by telephone or Internet by following the instructions on the proxy card or the Notice of Internet Availability of Proxy Materials or (ii) mark, sign and date the proxy card and return it promptly in the accompanying envelope (if you received these materials by mail). If you received only a Notice of Internet Availability of Proxy Materials you can also request a paper copy of the proxy card and submit your vote by mail, if you prefer. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

David E. Schwartz
Corporate Secretary

TECO ENERGY, INC.

P.O. Box 111 Tampa, Florida 33601 (813) 228-1111

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 5, 2010:

The proxy statement and annual report to security holders are available on our website at http://AR.tecoenergy.com and at www.proxyvote.com

As permitted by rules adopted by the Securities and Exchange Commission, we are making our proxy materials available to our shareholders electronically via the Internet. On or about March 17, 2010, we mailed many of our shareholders a notice containing instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your voting instructions over the Internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, free of charge, you should follow the instructions for requesting such materials included in the notice.

TECO Energy Proxy Statement  |  Table of Contents

Proxy Statement

TECO Energy, Inc.

P.O. Box 111, Tampa, FL 33601

For the 2010 Annual Meeting of Shareholders

We are soliciting proxies on behalf of our Board of Directors to be voted at the May 5, 2010 Annual Meeting of Shareholders. This proxy statement explains the agenda, voting information and procedures and provides information to assist you in voting your shares. It and the accompanying proxy are being distributed to shareholders beginning on or about March 17, 2010.

Throughout this proxy statement, the terms “we,” “us,” “our,” “the company” and “TECO Energy” refer to TECO Energy, Inc.

Voting Information

Who can vote	Only shareholders of record of TECO Energy common stock at the close of business on February 25, 2010 are entitled to vote at the meeting. As of that date we had outstanding 213,857,116 shares of common stock, the only class of stock outstanding and entitled to vote at the meeting. The holders of common stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting.

Quorum	The presence at the meeting, in person or by proxy, of a majority of the shares outstanding on the record date will constitute a quorum. Abstentions and broker non-votes (defined below) will be considered as shares present for purposes of determining the presence of a quorum.

How to vote	You may attend the meeting and vote in person, or you may vote by proxy by Internet, telephone or mail. Please see your proxy card for more detailed voting instructions, or refer to the information your bank, broker or other holder of record provided to you. Please see “Attending in Person” below for information about attending the meeting. Even if you plan to attend, we request that you vote by proxy promptly. If you attend the meeting and wish to vote in person, your proxy will not be used.

Voting by Street Name Holders	If your shares are held through a broker or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder at least ten days before the meeting, the record holder will be entitled to vote your shares in its discretion on Proposal 2 (Ratification of Independent Auditor), but will not be able to vote your shares on any other proposal and your shares will be counted as “broker non-votes” on those proposals. Because of a change in New York Stock Exchange (NYSE) rules, unlike at previous annual meetings, your broker will NOT be able to vote your shares with respect to the election of directors if you have not provided directions to your broker. We strongly encourage you to submit your voting instruction card and exercise your right to vote as a shareholder.

How to revoke your proxy	You may revoke your proxy at any time before it is exercised at the meeting by filing with our Corporate Secretary a written notice of revocation, submitting a proxy bearing a later date or attending the meeting and voting in person.

How your votes are counted and votes required for approval	Shares represented by valid proxies received will be voted in the manner specified on the proxies. If no instructions are indicated on the proxy, the proxy will be voted for the election of the nominees for director named below, for the ratification of our independent auditor, for the approval of the 2010 Equity Incentive Plan, and against the shareholder proposal set forth below. If other matters are properly presented at the meeting for consideration, the persons appointed as proxies on your proxy card will have the discretion to vote on these matters for you. The affirmative vote of a majority of the shares voted on each matter will be required to elect each director, to ratify the selection of our independent auditor, to approve the shareholder proposal and to approve the 2010 Equity Incentive Plan, provided that NYSE listing standards also require that at least a majority of outstanding shares vote with respect to the 2010 Equity Incentive Plan. Abstentions and broker non-votes will not be considered as votes cast with respect to the applicable matter and, therefore, will have no effect on the voting results.

Attending the Meeting in Person

Only shareholders or their proxy holders and our guests may attend the meeting, and personal photo identification will be required to enter the meeting. At the end of this proxy statement, we have provided directions to the meeting, which will be held at TECO Plaza, 702 N. Franklin Street, Tampa, Florida. Admission will be on a first-come, first-served basis. For safety and security reasons, cameras will not be allowed in the meeting, and bags, briefcases and other items will be subject to security check.

TECO Energy Proxy Statement  |  1

•	For registered shareholders who received these proxy materials by mail, an admission ticket is attached to your proxy card. Please bring the admission ticket with you to the meeting.

•

For registered shareholders who received a Notice of Internet Availability of Proxy Materials, please bring the Notice with you to the meeting or other proof of ownership of shares of TECO common stock as of February 25, 2010.

•

If your shares are held in street name (in the name of your broker, bank or other nominee), please bring to the meeting an account statement or letter from the record holder indicating that you beneficially owned the shares on February 25, 2010, the record date for voting. If you are a street name holder, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the record holder that holds your shares.

•	If you do not present proper photo identification and an admission ticket, Notice of Internet Availability of Proxy Materials or verification of ownership, you may not be admitted to the meeting.

•

If you do not present an admission ticket, Notice of Internet Availability of Proxy Materials or verification of ownership, in addition to presenting proper photo identification, you will also be asked to sign an affidavit attesting to your ownership.

Proposals Requiring Your Vote

Item 1 - Election of Directors

Our bylaws provide for the Board of Directors to be divided into three classes, with each class to hold office for a term of three years and until successors are elected and qualified at the annual meetings of shareholders. The bylaws provide that each class should be kept as nearly equal in number as possible. Messrs. Ramil, Rankin and Rockford have been nominated for reelection to the class with a term expiring in 2013. Each of these nominees has consented to serve if elected. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may designate.

The Board of Directors recommends a vote FOR each of these nominees to hold office for the term indicated above and until their successors are elected and qualified.

Under our bylaws, a majority vote of shareholders is required to elect each of the nominees named above, meaning the number of votes cast in favor of the nominee must exceed the number of votes cast against that nominee’s election. Under the director resignation policy adopted by the Board as part of our Corporate Governance Guidelines, each director nominee has submitted an advance, contingent, irrevocable resignation that the Board may accept if the shareholders do not elect the director. In that situation, our Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation. The Board would act on the Governance and Nominating Committee’s recommendation and publicly disclose its decision regarding the resignation within 90 days from the date that the election results were certified. In the event of a contested director election (where there are more director nominees than positions to be filled on the Board), our bylaws provide that directors are to be elected by a plurality of the votes cast, instead of a majority.

The Board of Directors

Below is information about the nominees and directors whose terms continue after the meeting. All of our directors also serve as directors of our wholly owned subsidiary, Tampa Electric Company. Information on the share ownership of each director is included under “Share Ownership” on page 9. Nominees for election as directors at this meeting are marked with an asterisk (*).

Experience and Qualifications of our Directors

Each of our directors brings expertise and skills to our Board which led to the conclusion that the person should serve as a director, given the mix of experience and other relevant qualifications represented on the Board as a whole. This information is described for each director below. We are providing this information both on a combined basis, and then on an individual basis for each director, because the particular qualifications and skills that were considered relevant for each director to serve on the Board is based on a combination of his or her specific experiences, and how those experiences and skills fit with the other attributes currently offered by the other Board members.

As described in more detail with respect to each director below, all of our directors hold or have held leadership positions, including as company presidents, chairmen, or as head of a major business unit, demonstrating each has significant business management or leadership experience, which we consider to be a relevant qualification for Board membership. In addition, several have held such positions in the utility or power industries, including Messrs. Hudson, Lacher, Ramil, Rankin and Rockford, each as set forth in more detail below. In light of our business, we find it advantageous to have several Board members with specific experience in the utility or power industries, as operating in the heavily regulated utility market presents unique challenges that may not be present in all markets. At the same time, we believe it is important to have Board members who have significant business experience in other areas and to bring on new Board members, from time to time, to ensure that a variety of experiences and viewpoints are represented. As described below, Ms. Penn and Messrs. Ausley, Ferman and Whiting have

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expertise in other types of businesses, which ensures that diverse perspectives are brought to our Board deliberations. Because of the nature of our business, on a regular basis we are involved in planning large capital projects, accessing the credit markets, and complying with complex accounting and reporting rules, and therefore we believe that the finance and accounting experience brought to the Board by Messrs. Ausley, Hudson, Lacher, Rankin and Whiting, each as detailed below, aids in the oversight of these and other relevant aspects of our business. In addition to each director’s business expertise, each director possesses personal and professional integrity, seasoned business judgment, strategic planning experience and vision, and time to commit to the Board, which are attributes that we consider to be mandatory for membership on our Board.

Below is additional information with respect to each of our director’s specific experience, qualifications, attributes or skills that led to the conclusion that he or she should serve on our Board, as well as information regarding his or her principal occupation and other directorships held by him or her during the past five years.

DuBose Ausley, age 72, is an attorney at the law firm of Ausley & McMullen, P.A., Tallahassee, Florida. He is also the former Chairman of this firm, which has expertise in Florida regulatory and legislative matters related to the utility industry. Mr. Ausley is currently a director and former chairman of Capital City Bank Group, Inc. and a director of Huron Consulting Group, Inc. He was previously also a director of Blue Cross and Blue Shield of Florida, Inc. and Sprint Corporation. Mr. Ausley has been a director since 1992, and his present term expires in 2011.

James L. Ferman, Jr., age 66, is the President of Ferman Motor Car Company, Inc., an automobile dealership business headquartered in Tampa, Florida. Mr. Ferman is also a director of Florida Investment Advisers, Inc. and Chairman of The Bank of Tampa and its holding company, The Tampa Banking Company, and serves on the Board of Trustees of Emory University and the University of Tampa. Mr. Ferman has been a director since 1985, and his present term expires in 2011.

Sherrill W. Hudson, age 67, is TECO Energy, Inc.’s Chairman of the Board and Chief Executive Officer. He was formerly the Managing Partner for the South Florida offices of the public accounting firm, Deloitte & Touche LLP, in Miami, Florida, which involved advising major clients in many industries, including the utility industry, among other oversight responsibilities. Mr. Hudson is also a director of Lennar Corporation and Publix Super Markets, Inc. He was previously also a director of The Standard Register Company. Mr. Hudson has been a director since 2003, and his present term expires in 2012.

Joseph P. Lacher, age 64, is the former President of Florida operations for BellSouth Telecommunications, Inc., a telecommunications services company in Miami, Florida, a utility also regulated by the Florida Public Service Commission. He is also a director of Perry Ellis International, Inc. and was previously a director of the Great Florida Bank. Mr. Lacher has been a director since 2006, and his present term expires in 2012.

Loretta A. Penn, age 60, is the Senior Vice President of Spherion Corporation and President of its Staffing Services division, a staffing and professional services company, in McLean, Virginia. She was also formerly the Senior Vice President and Chief Service Excellence Officer at Spherion Corporation, and prior to that, was a Vice President at Spherion Corporation. In addition to other executive level experience in the recruiting and staffing industry, Ms. Penn was previously associated with the IBM Corporation for ten years in regional executive management, sales and marketing. Ms. Penn has been a director since 2005, and her present term expires in 2012.

*John B. Ramil, age 54, is TECO Energy, Inc.’s President and Chief Operating Officer. During his over 30-year career with the company, he has held several leadership positions, including as President of Tampa Electric Company, Executive Vice President of TECO Energy, Chief Financial Officer for TECO Energy, and earlier as Vice President-Energy Services & Planning for Tampa Electric. He has held a variety of positions in engineering, operations, marketing, customer service and environmental. He also has served as president of various other TECO Energy subsidiaries. Mr. Ramil is also a director of Blue Cross Blue Shield of Florida, Inc. Mr. Ramil has been a director since 2008. His present term expires in 2011, but has been nominated for reelection in 2010 in order to keep the director classes equal in number.

*Tom L. Rankin, age 69, is an Independent Investment Manager in Tampa, Florida. He is the former Chairman of the Board and Chief Executive Officer of Lykes Energy, Inc. (the former holding company for Peoples Gas System) and Lykes Bros. Inc. Mr. Rankin is also a director of Media General, Inc. Mr. Rankin has been a director since 1997, and his present term expires in 2010.

*William D. Rockford, age 64, is the former President, CFO and COO of Primary Energy Ventures LLC, a power generation company located in Oak Brook, Illinois. He is also a former Managing Director of the financial services company, Chase Securities Inc., in New York, New York, where his responsibilities included the Global Power, Project Finance and Environmental Group. Mr. Rockford has been a director since 2000, and his present term expires in 2010.

Paul L. Whiting, age 66, is the President of Seabreeze Holdings, Inc., a consulting and private investments company located in Tampa, Florida. Previously, Mr. Whiting held various positions within Spalding & Evenflo Companies, Inc., including Chief Executive Officer. He is also Chairman of the Board of Sykes Enterprises, Incorporated, and a director of Florida Investment Advisers, Inc., The Bank of Tampa and its holding company, The Tampa Banking Company. Mr. Whiting has been a director since 2004, and his present term expires in 2011.

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Information about the Board and its Committees

Board Meetings and Attendance

The Board of Directors held five meetings in 2009. All directors attended at least 75% of the meetings of the Board and committees on which they served. Our policy is for directors to attend our Annual Meeting of Shareholders; in 2009, all of the continuing directors attended that meeting. In 2009, the non-management directors met in executive session at least quarterly, and the independent directors met in executive session at least once. The presiding director for the executive sessions is elected by the independent directors. Our current presiding director is Mr. Whiting, who will serve in this capacity until our 2010 Annual Meeting of Shareholders; Mr. Rankin has been elected to serve as presiding director after that time.

Committees of the Board

The Board has standing Audit, Compensation, Finance, and Governance and Nominating Committees. The Audit, Compensation and Governance and Nominating Committees are comprised exclusively of independent directors as defined by the listing standards of the New York Stock Exchange. The current membership of each Committee and other descriptive information is summarized below.

Director	Audit Committee	Compensation Committee	Finance Committee	Governance and Nominating Committee
DuBose Ausley	—	—	X	—
James L. Ferman, Jr.	—	X	—	Chair
Sherrill W. Hudson	—	—	X	—
Joseph P. Lacher	Chair	—	—	X
Loretta A. Penn	—	X	—	X
John B. Ramil	—	—	X	—
Tom L. Rankin	X	—	Chair	—
William D. Rockford	—	X	X	—
J. Thomas Touchton [1]	X	—	—	X
Paul L. Whiting	X	Chair	—	—

(1)	Mr. Touchton is retiring from the Board effective as of the date of the annual meeting.

The Audit Committee met five times in 2009; its members are Messrs. Lacher (Chair), Rankin, Touchton and Whiting. The Board of Directors has determined that Messrs. Lacher, Rankin and Whiting are audit committee financial experts as that term has been defined by the Securities and Exchange Commission, and that all of the members are independent as defined by the listing standards of the New York Stock Exchange. Additional information about the Audit Committee is included in the Audit Committee Report on page 30.

The Compensation Committee, which met seven times in 2009, is composed of Ms. Penn and Messrs. Ferman, Rockford and Whiting (Chair), all of whom are independent directors. Its primary responsibilities are to:

•	review and approve the goals and objectives relevant to CEO compensation;

•	evaluate the CEO’s performance in light of those goals and objectives;

•	determine and approve the CEO’s compensation level based on this evaluation;

•	make recommendations to the Board with respect to the compensation of other executive officers, incentive compensation plans and equity-based plans;

•	review and discuss the Compensation Discussion and Analysis with management;

•	administer and make awards under the company’s equity incentive plan; and

•	make recommendations on proposed executive employment, severance and change-in-control agreements.

The Committee carries out these responsibilities by (a) evaluating the executive officers’ performance annually, (b) reviewing peer group compensation as compared to the compensation of the company’s executive officers and tally sheet information showing the total compensation for each executive officer, (c) reviewing and discussing information regarding the company’s business plans, and (d) then recommending (or approving, in the case of the CEO) salaries and annual incentive goals and target incentive awards based on the Committee’s review and evaluation of this information. The Committee also reviews the company’s performance and the level of achievement of the annual incentive goals, and recommends (or approves, in the case of the CEO) the level of payment for the annual incentive awards based on this review of company and individual performance. The Committee also reviews information with respect to equity incentive awards, such as market data, and makes such awards (or recommends such awards, with respect to non-employee directors). The Committee also meets to consider other compensation-related issues, such as the design of the equity incentive plan and awards made under that plan, the director compensation program and external developments related to executive compensation, such as pending or new laws or regulations. Decisions made with respect to executive compensation for 2009 are discussed in detail under “Compensation Discussion and Analysis” beginning on page 10.

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The Compensation Committee has exclusive authority to retain and terminate any compensation consulting firm to assist in the evaluation of director or executive officer compensation and to approve the consulting firm’s fees and other retention terms. It has engaged Towers Watson (formerly known as Towers Perrin) to help the Committee identify market trends in executive compensation, provide market data to help the Committee determine appropriate compensation levels and components, and aid the Committee in its overall assessment of the executive compensation program, taking that data and information into account. Representatives of Towers Watson attend the Committee’s meetings at the invitation of the Chairman of the Committee, and are also in contact directly with him from time to time. They provide the Committee with significant assistance and advice in the review of the company’s salary structure, annual and equity incentive awards, and other related executive pay issues. In addition, they provide expertise regarding marketplace trends and best practices relating to competitive pay levels. In 2009, Towers Watson’s aggregate fees for its executive compensation consulting services were $369,377. Towers Watson also provides other consulting services to the company. The aggregate fees for these other services in 2009 were $871,651. Management is responsible for engaging consultants for these other services; however, the Committee is informed of the other services that Towers Watson provides the company and reviews all fees paid by the company to them on an annual basis. The Compensation Committee has reviewed these services and determined that Towers Watson has policies and procedures in place to maintain the independence of the executive compensation consultant, such as precluding the lead executive compensation consultant from being a client relationship manager for the other services provided to the company, and ensuring his compensation is not determined or related to the other business Towers Watson does for the company.

Management (primarily the CEO and Chief Human Resources Officer) provides the Committee with information and its ideas and input regarding compensation decisions, and discusses this information and the recommendations of Towers Watson in detail with the Committee and answers questions. To carry out this role, with the Committee Chairman’s knowledge and approval, management may interface directly with the Committee’s executive compensation consultant to give its input on the design of compensation programs and policies, and the development of compensation recommendations. The Committee has delegated authority to management to make small restricted stock grants to non-executive officers and key employees and to allow previously granted options to be exercised for their full term following the termination of employment by certain employees. Management reports to the Committee in detail when it exercises this delegated authority. The Committee’s charter allows the Committee to form and delegate authority to subcommittees, and the equity incentive plan allows it to delegate to one or more executive officers of the company the power to make equity incentive awards to employees (other than executive officers).

The Finance Committee, which assists the Board in formulating our financial policies and evaluating our significant investments and other financial commitments, met twice in 2009; its members are Messrs. Ausley, Hudson, Ramil, Rankin (Chair) and Rockford.

The Governance and Nominating Committee assists the Board with respect to corporate governance matters, including the composition and functioning of the Board. It met twice in 2009, and its members are Messrs. Ferman (Chair), Lacher and Touchton, and Ms. Penn, all of whom are independent directors. The Committee has the responsibilities set forth in its charter with respect to:

•	identifying individuals qualified to become members of the Board;

•	recommending to the Board when new members should be added to the Board;

•	recommending to the Board individuals to fill vacancies and nominees for the next annual meeting of shareholders;

•	periodically developing and recommending to the Board updates to the Corporate Governance Guidelines;

•	overseeing the annual evaluation of the Board and its committees;

•	reviewing environmental issues and other significant corporate responsibility issues for the Board; and

•	generally advising the Board on governance matters and practices.

The Governance and Nominating Committee’s process for evaluating nominees for director, including nominees recommended by shareholders, is to consider an individual’s character and professional ethics, judgment, business and financial experience, expertise and acumen, familiarity with issues affecting business, and other relevant criteria, including the diversity, age, skills and experience of the Board of Directors as a whole. The Committee considers racial, ethnic, gender and geographic diversity, as well as diversity of experience, expertise and skills, as relevant characteristics when reviewing and recommending director nominees. As part of the Board’s annual evaluation process, members are asked to assess whether outside directors represent a sufficiently wide range of talents, expertise, and occupational and personal backgrounds, or whether improvement is needed in this area. The Governance and Nominating Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director, and it has sole authority to retain a search firm to identify potential director candidates and assist in their evaluation. The Governance and Nominating Committee reviews the qualifications and backgrounds of all the candidates, as well as the overall composition of the Board (including its diversity, as described above), and recommends to the Board the slate of candidates to be nominated for election at the annual meeting of shareholders and the composition of the Board’s committees. Shareholder recommendations for nominees for membership on the Board will be given due consideration by the Committee for recommendation to the Board based on the nominee’s qualifications in the same manner

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as all other candidates. Shareholder nominee recommendations should be submitted in writing to the Chairman of the Governance and Nominating Committee in care of the Corporate Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

Committee Charters and Other Corporate Governance Documents

The Charters of each Committee, the Corporate Governance Guidelines, the Code of Ethics applicable to all directors, officers and employees, and the Standards of Integrity are available on the Corporate Governance section of the Investors page of our website, www.tecoenergy.com, and will be sent to any shareholder who requests them from the Director of Investor Relations, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601. Our Environmental and Corporate Responsibility Reports are also available on the Investors page of our website.

Board Leadership Structure and Risk Oversight

TECO Energy operates a Board leadership structure in which one person serves as Chief Executive Officer and Chairman of the Board. Mr. Sherrill Hudson has been our CEO and Chairman since 2004. Our Board is comprised of Mr. Hudson and nine other directors, seven of whom are independent directors. The independent directors elect a presiding director who is responsible for establishing the agenda for and scheduling of executive sessions, and approving meeting agendas and information sent to the Board for regularly scheduled meetings. The presiding director is also available to discuss concerns of any Board member or senior executive and to supplement the direct lines of communication between the Chairman and the independent directors by serving as a liaison, as necessary. As discussed above, we have four standing Board committees, three of which are comprised entirely of independent directors, and all of which are chaired by an independent director. We believe that this leadership structure has been effective for the company by providing clear and unified leadership through a single CEO/Chairman, but whose power is balanced by having strong independent leaders on the Board who, through the presiding director and committee chairs, have input into the meeting agendas and the other important responsibilities discussed above. While we believe this structure is currently the most effective for our company, the Board has no mandatory policy with respect to the separation of the offices of Chairman and the Chief Executive Officer. The Board believes that this is part of the succession planning process and is best addressed by the Board when it elects a new Chief Executive Officer.

The Audit Committee’s charter provides that one of its principal purposes is to assist the Board in overseeing the company’s policies and procedures for risk assessment and risk management. It does this by reviewing and discussing with management annually the company’s enterprise-wide risk assessment and risk management policies, including the company’s major strategic, financial and accounting risk exposures and the steps management has taken to monitor and control such exposures. At least annually, the full Board receives a report from management regarding the enterprise-wide risk assessment, and receives information on how the assessment was conducted, the most significant risks the company faces, the potential exposures of those risks, and how they are being mitigated. In addition, each of the other Board committees is involved in risk oversight within its area of responsibilities. For example, the Finance Committee considers risks involved with various financing activities or projects, and the Compensation Committee reviews our executive compensation program to ensure it does not encourage excessive risk taking. We believe that our Board leadership structure promotes effective oversight of the company’s risk management for the same reasons that we believe the structure is most effective for our company in general, that is, by providing unified leadership through a single person, while allowing for input from our independent Board members, all of whom are fully engaged in Board deliberations and decisions.

Director Independence

The Board has determined that all of the directors except Messrs. Ausley, Hudson and Ramil meet the independence standards of the New York Stock Exchange and those set forth in our Corporate Governance Guidelines. The Board annually reviews all business and charitable relationships of directors in order to make a determination as to the independence of each director. Only those directors who the Board affirmatively determines have no relationship with us that would impair their independent judgment are considered independent directors. After performing such a review, the Board determined that (i) Messrs. Lacher, Rankin, Rockford, and Guinot (who retired from the Board in April 2009) have no relationships with us and (ii) Ms. Penn and Messrs. Ferman, Touchton and Whiting only have relationships with us of the type that the Board has determined to be categorically immaterial (as defined below), and therefore were not considered by the Board as relationships that would affect their independence. In 2009, the company engaged in ordinary course business transactions with organizations at which Ms. Penn and Mr. Ferman are officers, involving amounts below 1% of the consolidated annual gross revenues of such companies, and we made charitable contributions to organizations at which Messrs. Ferman, Touchton and Whiting are trustees, in amounts below $100,000 in the case of Messrs. Ferman and Whiting, and below $200,000 in the case of Mr. Touchton.

Our Corporate Governance Guidelines adopted by the Board define the following types of relationships as being categorically immaterial:

1.	If a director is an employee, or if the immediate family member of the director is an executive officer, of another company that does business with us and the annual sales to, or purchases from, us are less than the greater of $1 million or 1% of the consolidated annual gross revenues of the company for which he or she serves as an executive officer or employee;

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2.	If a director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the company for which he or she serves as an executive officer; and

3.	If a director is an executive officer, director or trustee of a charitable organization, and our discretionary annual charitable contributions to the organization do not exceed the greater of $1 million or 1% of that organization’s total annual charitable receipts.

Category 3 above recognizes the Board’s view that its members should not avoid volunteering as directors or trustees of charitable organizations and that we should not cease ordinary course contributions to organizations for which a director has volunteered.

In addition to defining categorically immaterial relationships, the Board has also adopted the following guidelines to assist it in making the determination of whether a relationship with a Board member is material or immaterial:

1.	A director shall not be independent if, within the preceding three years: (i) the director was employed by us; (ii) an immediate family member of the director was employed by us as an executive officer; (iii) the director or an immediate family member of the director received more than $120,000 in direct compensation from us, other than director fees, pension, or other deferred compensation for prior service in any 12-month period; or (iv) one of our executive officers was on the compensation committee of a company which during that same time period employed the director, or which employed an immediate family member of the director, as an executive officer.

2.	A director shall not be independent if (i) the director is a current employee or partner of our independent or internal auditor; (ii) an immediate family member of the director is a current partner of our independent or internal auditor, or is a current employee who personally works on our audit; or (iii) the director or an immediate family member was a partner or an employee of the independent auditor and personally worked on our audit within the last three years.

For relationships the character of which are not included in the categories in paragraphs 1 or 2 above or do not meet the categorically immaterial standards described above, the determination of whether the relationship is material or not, and therefore, whether the director would be independent or not, shall be made by the directors who satisfy these independence guidelines.

Communications with t he Board

The Board provides a process by which shareholders and interested parties may communicate with its members, which is described in the Corporate Governance section of the Investors page of our website, www.tecoenergy.com. Any shareholder or interested party wishing to contact our Board, the non-management directors as a group or any of the non-management directors separately, including the presiding director, may do so by mail at P.O. Box 1648, Tampa, Florida 33601, or by e-mail through the Corporate Governance section of the Investors page of our website. Each such communication should state the full name of the shareholder and, if the shareholder is not a record holder of TECO stock, should be accompanied by appropriate evidence of stock ownership, such as an account statement showing ownership of TECO stock. If the communication is from an interested party who is not a shareholder, the communication should state the nature of the party’s interest in the company.

Compensation of Directors

In 2009, non-management directors were paid the following compensation:

•	an annual retainer of $30,000;

•	attendance fees of $750 for each TECO Energy Board meeting;

•	attendance fees of $750 for each Tampa Electric Company Board meeting;

•	$1,500 for each meeting of a committee of the Board on which they serve;

•	an additional annual retainer of $7,500 for the Chair of the Audit Committee, and an additional annual retainer of $5,000 for each other Committee Chair; and

•

an annual grant of 2,500 shares of restricted stock vesting over three years in substantially equal installments on each anniversary date of the grant, which is prorated for directors who join after the annual grant date.

Directors may elect to receive all or a portion of their compensation in the form of common stock. Directors may also elect to defer any of their cash compensation with a return calculated at either 1% above the prime rate or a rate equal to the total return on our common stock. We pay for or reimburse directors for their meeting-related expenses or expenses associated with their duties as our directors, such as attending educational conferences.

Pursuant to a share ownership guideline instituted in 2006, non-management directors are required to own, within five years of their election or the adoption of the guideline, an amount of common stock with a value of five times their annual retainer. The Committee reviewed share ownership as of December 31, 2009 and determined that all non-management directors were already in compliance, although they have until 2011 to comply.

The purpose of the components and amounts of director compensation is to allow us to continue to attract and retain qualified Board members, tie a portion of their compensation to our long-term success and recognize the significant commitment required

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of our directors. The Compensation Committee makes recommendations to the Board regarding the compensation of non-management directors by reviewing information provided by its executive compensation consultant that compares the total compensation provided to our directors to total director compensation provided by a peer group of companies that were selected as being representative of the type of companies that we compete with for qualified Board members and reflect the size of our company. An analysis conducted in late 2009 showed that the level of pay for our director compensation program was among the lowest compensation paid by the companies in this peer group. In February 2010, we modified our compensation program for non-management directors based on the 2009 analysis and on the objectives of our director compensation program of generally providing competitive compensation and having the flexibility to implement compensation changes over time depending on factors such as continuing improvements in our performance, the success of our corporate strategy and any future needs to recruit new directors. Under the new program, the annual retainer is $35,000, the chair of the Audit Committee receives an additional annual retainer of $10,000, and other Committee chairs receive an additional annual retainer of $7,500. Directors will receive an annual grant of 3,000 shares of restricted stock. Meeting attendance fees remained unchanged. The 2010 modifications bring our program closer to the median compensation paid by the peer group, in order to better meet the objectives described above.

The following table gives information regarding the compensation we provided to the non-management directors in 2009:

Director Compensation for the 2009 Fiscal Year

Name	Fees Earned or Paid in Cash ($) [1]		Stock Awards ($) [2]	Option Awards ($) [3]	Total ($)
Dubose Ausley	40,500		26,525	0	67,025
James L. Ferman, Jr.	56,000		26,525	0	82,525
Luis Guinot, Jr. [4]	19,000		0	0	19,000
Joseph P. Lacher	55,500	[5]	26,525	0	82,025
Loretta A. Penn	51,000		26,525	0	77,525
Tom L. Rankin	50,000		26,525	0	76,525
William D. Rockford	48,000		26,525	0	74,525
J. Thomas Touchton	48,000		26,525	0	74,525
Paul L. Whiting	60,500	[6]	26,525	0	87,025

(1)	Includes amounts that may be deferred or paid in stock, at the election of the director.
(2)	This column includes the aggregate grant date fair value for the stock awards made to the directors in 2009, computed in accordance with FASB ASC Topic 718. On April 29, 2009, each director who was continuing service after that date received 2,500 shares of restricted stock, which vest in three equal annual installments. As of December 31, 2009, each director had 4,999 shares of restricted stock outstanding, except for Mr. Guinot who retired from the Board during 2009 and had 0 shares of restricted stock outstanding. Dividends are paid on these restricted stock awards at the same rate paid to all shareholders.
(3)	As of December 31, 2009, Messrs. Ausley, Ferman, Guinot, Rankin, and Touchton each had option awards outstanding as to 14,500 shares. The remaining directors had option awards outstanding as of December 31, 2009 as follows: Mr. Lacher: 0 shares; Ms. Penn: 10,000 shares; Mr. Rockford: 12,000 shares; Mr. Whiting: 0 shares. Stock options have not been issued to non-management directors since 2005.
(4)	Mr. Guinot retired from the Board in April 2009.
(5)	Includes $27,750 paid in the form of 2,126 shares of common stock at Mr. Lacher’s election.
(6)	All fees were paid in the form of 4,650 shares of common stock at Mr. Whiting’s election.

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy regarding the review, approval or ratification of related person transactions. A related person transaction for the purposes of the policy is a transaction between the company and one of our directors, executive officers or 5% shareholders, or a member of one of these person’s immediate family, in which such person has a direct or indirect material interest and involves more than $120,000. Under this policy, related person transactions are prohibited unless the Audit Committee has determined in advance that the transaction is fair and reasonable to the company. In the event we enter into such a transaction without Audit Committee approval, the Audit Committee must promptly review its terms and may ratify the transaction if it determines it is fair and reasonable to the company and any failure to comply with the pre-approval policy was not due to fraud or deceit.

TECO Energy paid legal fees of $1,603,530 for 2009 to Ausley & McMullen, P.A., of which Mr. Ausley is an employee. This firm, which has unique expertise in Florida regulatory and legislative matters related to the utility industry, had already been providing the company legal services prior to Mr. Ausley becoming a director. The terms of these services were comparable to what could be obtained from an unrelated third party, and the services were approved by the Audit Committee pursuant to the policy described above. Mr. Ausley does not perform any legal services for the company and does not receive any compensation related to these services.

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Share Ownership

Directors and Executive Officers: The following table gives information regarding the shares of common stock beneficially owned as of January 31, 2010 by our directors and nominees, executive officers named in the Summary Compensation Table below and directors and executive officers as a group. Except as otherwise noted, such persons have sole investment and voting power over the shares. The number of shares of our common stock beneficially owned by any director or executive officer did not exceed 1% of the total shares outstanding at February 1, 2010; the percentage beneficially owned by all directors and executive officers as a group as of that date was 2.1%.

Name	Shares [1]		Name	Shares [1]
DuBose Ausley	62,882		Paul L. Whiting	161,706	[8]
James L. Ferman, Jr.	74,877	[2]	Gordon L. Gillette	394,282	[5]
Sherrill W. Hudson	982,479	[3]	Clinton E. Childress	192,129	[5]
Joseph P. Lacher	30,030	[4]	Jim J. Shackleford	231,117	[9]
Loretta A. Penn	20,000		Sandra W. Callahan	83,387	[5]
John B. Ramil	614,739	[5,6]	Charles R. Black	160,655
Tom L. Rankin	754,428	[7]	William N. Cantrell	384,132	[10]
William D. Rockford	40,613		All directors and executive officers as a group (19 persons)	4,550,354	[5], 1[1]
J. Thomas Touchton	74,789

(1)	The amounts listed include the following shares that are subject to options granted under our stock option plans (all of which are currently exercisable): Messrs. Ausley, Ferman, Rankin, and Touchton, 14,500 shares each; Mr. Hudson, 413,250 shares; Ms. Penn, 10,000 shares; Mr. Rockford, 12,000 shares; Messrs. Lacher and Whiting, 0 shares; Mr. Ramil, 366,217 shares; Mr. Gillette, 197,840 shares; Mr. Black 74,228 shares; Mr. Cantrell, 235,701 shares; and all directors and executive officers as a group, 1,762,134 shares.
(2)	Includes 47,930 shares owned jointly by Mr. Ferman and his wife. Also includes 2,428 shares owned by Mr. Ferman’s wife, as to which shares he disclaims any beneficial interest.
(3)	Includes 2,500 shares owned jointly by Mr. Hudson and his wife and 2,500 shares held in a margin account.
(4)	Includes 9,565 shares owned by Mr. Lacher’s wife, as to which shares he disclaims any beneficial interest.
(5)	Includes the following shares held by our benefit plans for an officer’s account: Mr. Ramil, 8,605 shares; Mr. Gillette, 11,201 shares; Mr. Childress, 8,775 shares; Mr. Shackleford, 7,273 shares; Ms. Callahan, 6,747 shares; and all directors and executive officers as a group, 53,736 shares.
(6)	Includes 2,013 shares owned jointly by Mr. Ramil and other family members.
(7)	Includes 1,343 shares owned by Mr. Rankin’s wife, as to which shares he disclaims any beneficial interest.
(8)	Includes 35,000 shares owned jointly by Mr. Whiting and other family members; also includes 5,000 shares owned by Mr. Whiting’s wife, and 2,500 shares held in a trust of which Mr. Whiting’s wife is trustee, as to which shares he disclaims any beneficial interest.
(9)	Includes 3,108 shares owned jointly by Mr. Shackleford and his wife.
(10)	Includes 28,499 shares owned by Mr. Cantrell’s wife, as to which shares he disclaims any beneficial interest.
(11)	Includes a total of 90,551 shares owned jointly. Also includes a total of 49,346 shares owned by spouses, as to which beneficial interest is disclaimed, and 2,500 shares held in a margin account.

Five Percent Shareholders: The following table gives information with respect to all persons who are known to us to be the beneficial owner of more than 5% of our outstanding common stock as of December 31, 2009.

Name and Address	Shares		Percent of Class
Franklin Resources, Inc. (“Franklin”) Charles B. Johnson Rupert H. Johnson, Jr. One Franklin Parkway, San Mateo, CA 94430	16,666,180	[1]	7.8%
Manuel Moratiel Llarena Pilar Llarena Rey del Castillo Calle Alcala, 97 Madrid, Spain C.P: 28001	12,237,000	[2]	5.7%
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	11,490,478	[3]	5.4%

(1)

Based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 27, 2010, which reported that Franklin (and Charles B. Johnson and Rupert H. Johnson, Jr. as its principal shareholders) had sole voting power and

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investment power over these shares. Franklin and the Messrs. Johnson disclaim beneficial ownership of any of these shares. The Schedule 13G/A reported that Franklin Advisers, Inc. has an interest in 14,233,650 of these shares (which was 6.7% of our outstanding common stock). Certain Franklin-affiliated entities that purchased shares directly from TECO Energy have agreed to vote their shares in the same manner (proportionately) as all other shares of common stock entitled to vote on the matter, to the extent that the shares owned by them and the other Franklin-affiliated entities exceed 5% of our outstanding common stock, unless otherwise approved in writing in advance.

(2)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 21, 2010, which reported that Manuel Moratiel Llarena and Pilar Llarena Rey del Castillo shared voting and investment power over these shares through their control of MDR Inversiones S.L., the direct holder of the shares.

(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010, which reported that BlackRock had sole voting power and investment power over these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission. Copies of those reports must also be furnished to us.

Based solely on a review of the copies of reports furnished to us with respect to 2009 and written representations that no other reports were required, we believe that our executive officers and directors have complied in a timely manner with all applicable Section 16(a) filing requirements.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (or “CD&A”) explains how we use different elements of compensation to achieve different aspects of the goals of our executive compensation program and how we determine the amounts of each component to pay. The Compensation Committee makes decisions with respect to CEO compensation and equity-based incentives, after consultation with the Board. The Board makes all other executive compensation decisions after hearing the recommendations of the Compensation Committee. Therefore, in all cases where we refer to the Committee’s actions (except with respect to CEO compensation or equity-based incentives), such actions are carried out through Board approval, upon the recommendation of the Compensation Committee. The term “named executive officers” as used throughout this CD&A refers to the executive officers named in the Summary Compensation Table on page 20.

Please see our Annual Report on Form 10-K for the year ended December 31, 2009 for additional information regarding the company’s 2009 financial results discussed below.

Executive Summary

Our executive compensation program is designed to enhance shareholder value by incenting management to create value consistent with the company’s business strategy and to link the interests of our executives to the long-term interests of our shareholders. We link pay with performance by paying incentives based on achievement of corporate and individual performance goals, and align management’s interests with those of our shareholders by paying a meaningful percentage of executive compensation as equity-based awards. The Compensation Committee’s actions during 2009 reflected these objectives as well as the challenges the company faced during the year, such as the effects of the global economic downturn and the resulting effects on each of the company’s business units. Also in 2009, the company’s utilities each undertook the lengthy regulatory proceedings necessary to increase customer base rates, the first time Tampa Electric Company sought such an increase since 1992. In addition, as part of its response to industry changes, economic uncertainties and the overall need to maintain a lean and efficient organization, a new senior executive team structure was put in place in 2009, which included establishing a single management team over the electric and gas divisions of Tampa Electric Company, the retirement of the presidents of each of those divisions, and the integration of operating and support functions. In recognition of these challenges, 2009 base salaries for the company’s officers were frozen at 2008 levels, and the executive officers’ 2008 annual incentive awards (paid in 2009) were paid in the form of 50% cash and 50% restricted stock. Long-term incentive awards were made at levels 20% below the median of the relevant peer company market data. The weightings of the annual incentive plan goals for 2009 were also changed compared to 2008 to increase the proportion of the incentives that are based on company financial performance from 65% to 80% of the annual incentive awards (thereby reducing the percentage based on individual performance to 20%). In addition, the Committee recommended and the Board adopted a rigorous incentive compensation recovery policy (“claw-back” policy), which applies to all officers in the event of any financial restatement, if a lower payment would have been made to the officer based upon the restated financial results. The Committee and the Board believe these actions were appropriate given the economic environment and to further strengthen the tie between executive compensation and company performance.

While 2009 was a challenging year for the company, by the end of the year, actions taken by management to meet these challenges started to yield improved results, due in part to efficiencies created by the senior executive restructuring actions and the benefit of the increase in utility base rates approved by the Florida regulatory commission. The company also began to benefit from slowly improving economic conditions. For 2009, our non-GAAP results from continuing operations, which exclude charges and gains, was $230.0 million, which exceeded the threshold earnings goal in our annual incentive plan. If this threshold

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earnings goal had not been met, no annual incentives would have been paid out to any of the participants. Our stock price was up 31% for the year, outperforming the industry, which is a factor the Committee considers in its overall evaluation of the executives’ performance. However, despite these accomplishments, not all of the annual incentive goals were achieved at target levels. Accordingly, most of our named executive officers received less than 100% of their 2009 target annual incentive awards. Also, as a result of our 2006 to 2009 total shareholder return, only 60% of the shares from the performance-based restricted stock awards granted in 2006 actually vested. (The formulas used for determining these payout amounts are described in greater detail below.)

Another important objective of our executive compensation program is to enhance shareholder value by attracting and retaining the talent needed to manage and build our businesses. To achieve this objective, we seek to provide compensation that is competitive. Our Compensation Committee reviews relevant market data provided by its executive compensation consultant and targets paying our executives at approximately the 50th percentile of the benchmarks identified below, both in terms of the total direct compensation package and for each element of compensation we provide (subject to achievement of performance goals). The Committee believes that targeting pay at the 50th percentile allows compensation to remain competitive for the executives and cost-effective for the company, while allowing the Committee to take into account individual responsibilities and experience levels. The Committee uses its discretion in applying this market data, however, to take into account relevant circumstances, as it did in 2009 by freezing salaries at 2008 levels and granting long-term incentives at levels well below the median of the market data, as discussed above.

Elements of Compensation

A substantial portion of the executive officers’ target direct compensation is tied to company performance, either by payment being contingent on achievement of company performance goals, or through the value of the compensation being tied to the value of our stock. The charts below illustrate the amounts of compensation tied to company performance relative to other elements of direct compensation for each of the named executive officers who were employed by us at the end of 2009. The amounts for performance-based restricted stock awards and time-vested restricted stock awards shown in the charts below are based on the grant date present value of those awards.

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In 2009, our executive compensation program included direct compensation components consisting of:

•	base salary,

•	annual incentive awards, and

•	long-term incentive awards: equity-based incentive awards weighted by value in the form of

–	70% performance shares (also referred to as performance-based restricted stock)

–	30% time-vested restricted stock.

Other elements of compensation for our executive officers include:

•	a tax-qualified defined benefit pension plan (available to all U.S. employees),

•	a supplemental retirement plan,

–	our CEO, who has pension benefits from his previous employer, does not participate in this supplemental plan

•	change-in-control severance agreements.

Each element of compensation, why we choose to pay each element, how the amounts are determined for each element, and the relationship between the elements, are discussed in greater detail below.

Review of Total Compensation and Tally Sheets

As part of its evaluation process in making its compensation decisions for 2009, the Compensation Committee reviewed tally sheets prepared by its executive compensation consultant, Towers Watson (formerly known as Towers Perrin, and referred to throughout this CD&A as the “consultant”) regarding each executive officer. The tally sheets prepared for the executive officers showed each element of compensation discussed above and the total compensation paid to the executive officers for 2007, 2008 and as proposed for 2009 and percentage changes year over year. The tally sheets also showed the value of each executive officer’s total equity holdings, for both vested and unvested or restricted holdings. Finally, the tally sheets showed the amounts that would be payable to each executive officer in the event of voluntary termination, termination for cause, termination without cause, and termination in connection with a change in control of the company. The amounts payable upon the various termination scenarios included cash, equity, retirement benefits and excise tax gross-up, if and as applicable to each scenario, including the value of the supplemental executive retirement plan lump sum benefit and present value of the tax-qualified defined benefit plan annuity, if applicable. The Committee reviews this information in order to be aware of (i) how its decisions with respect to one element of compensation affect the total compensation package, (ii) how current compensation relates to previous years, and (iii) the total amount executive officers would be receiving, including the value of equity awards, under various termination scenarios. The Committee also reviews the total value of each executive officer’s proposed salary, target bonus and grant date value of equity awards for the year compared to average total compensation of similar positions in general industry, the energy services industry and combined (weighted and scaled as discussed under “Market Assessments”). Reviewing this information allows the Committee to make an overall assessment of the reasonableness of the total compensation that the company is providing to its executive officers. In reviewing this information, the Committee also considers internal pay equity, as it believes the executive compensation program should be internally consistent and equitable in order for it to achieve the objectives as outlined in the overview of this CD&A. The Committee considers internal pay equity both in terms of the total compensation of each executive officer as compared to the CEO, and within the senior officer group as compared to each other, considering individual responsibilities and experience levels. The Compensation Committee reviewed the tally sheet information, market data, and internal pay equity considerations, and determined that the policies discussed below for determining the amounts of compensation to provide for 2009 were appropriate for achieving the objectives of the executive compensation program.

Compensation Program Risk Assessment

In early 2010, the Compensation Committee reviewed the structure of the company’s compensation program in light of the key business risks as identified by the company’s enterprise-wide risk assessment conducted annually by management and reviewed with the Audit Committee and the Board. The Committee also considered the elements of the compensation program in terms of how they encourage or discourage certain risk-taking behaviors. Based on the review conducted by the Committee of the compensation program in the context of the company’s risk assessment, the Compensation Committee determined that the compensation program provides appropriate incentives and does not encourage executives to take excessive business risks by (i) having a mix of annual incentive goals, so that there is not undue pressure to achieve one measure of success without considering the impacts on other aspects of the business; (ii) limiting the amount of annual incentive awards to 150% of target, so that there is not an incentive to achieve an excessive one-time payout; (iii) providing a significant portion of compensation based on company performance while still paying a certain amount of fixed compensation; (iv) providing a significant percentage of the equity incentives in the form of performance-based grants with a three-year performance period to encourage a focus on long-term value, and (v) not granting stock options, so that executives’ interests are better aligned with the interests of long-term shareholders. The Board also adopted a claw-back policy that applies to all officers in the event of any financial restatement if a lower payment would have been made to the officer based upon the restated financial results, regardless of the cause of the restatement (whether or not due to fraud or the fault of the officers). The claw-back policy applies to annual incentive awards in

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the case of any financial restatements, and to proceeds from stock and option sales if an officer engaged in an act of embezzlement, fraud or breach of fiduciary duty that contributed to the need to restate the company’s financials. The full text of the policy is included in the company’s Corporate Governance Guidelines available on the Corporate Governance section of the Investors page of our website, www.tecoenergy.com.

Market Assessments

Our Compensation Committee reviews relevant market data provided by its consultant when making decisions regarding each executive officer’s total compensation package and for each element of compensation provided. The Committee’s consultant performs market assessments to provide this data to the Committee regarding compensation provided at companies in our industry and similar-sized companies in general industry. Because market assessment data is used for different elements of our compensation program, the peer companies used for this data vary depending on the element being researched and the objective of that element of compensation, as described below.

For base salary data, the Committee’s consultant, at least every other year, compiles data from its proprietary database regarding compensation paid by approximately 100 companies in the energy services industry and 780 companies in general industry. This data represents all of the companies in the consultant’s relevant databases, which allows the Committee to make use of the most comprehensive compensation data available. The consultant uses regression analysis to scale the compensation amounts from its databases to reflect our revenue scope. This data is weighted 85% for energy services companies and 15% for general industry for TECO Energy officers, to reflect the mix of our utility and non-utility businesses. The Committee evaluates this weighting of energy services and general industry data at least annually to ensure that it is reflective of the mix of our businesses and makes changes to the weightings as needed. For utility company presidents (which in 2009 was consolidated into one position), only energy services data is used for comparison. The consultant also provides data which shows salary range movement in the energy services industry and general industry. In evaluating compensation against the survey data (for base salary data and other survey data discussed below) the Committee considers only the aggregated survey data. Since the identities of the companies comprising the survey data are not considered by the Committee, the specific companies comprising the survey data are not a material component of the Committee’s decision-making process.

For determining the target values of the annual incentives and equity-based incentive awards, the Committee’s consultant uses the same data as is used for base salary (weighted and scaled in the same manner as described above), and determines the value of annual incentive opportunities and equity-based incentive awards provided to executives in comparable positions at other companies based on their salary grades. The consultant then uses these targeted values and determines the present value of equity incentives awards to be granted based upon the terms and conditions of the grant at the time of grant and the expected future gains to be derived from that grant.

The consultant in previous years has also provided market data regarding executive retirement and benefits programs using a group of approximately 125 general industry companies from the consultant’s database and a group of approximately 15 energy services companies from this database primarily focused on electricity generation, transmission and distribution. These companies from the consultant’s database were chosen because our revenues were at approximately the 50th percentile of the revenues for this group. To further compare the prevalence of the types of executive retirement plans and benefits being offered in the electric utility industry, the consultant also provided data from the proxy filings of 17 public companies in the electric utility industry with revenues in the range of one-half to 2 times our revenues or that operated in the Florida utility market, and therefore were our most direct competitors for talent. The energy services companies from the consultant’s database and from the proxy filings that were used for comparing our executive retirement and benefits practices are listed on Appendix A to this proxy statement.

The payout of the “relative performance goal” described under “Annual Incentive Awards” is determined by comparing our performance (earnings per share growth and return on equity) to the approximately 50 energy services companies tracked by Regulatory Research Associates, an independent research organization that provides research and consulting services regarding public utility regulation and the electric utility industry. A listing of these companies is included in Appendix A to this proxy statement. This organization calculates earnings per share growth for all of the companies using results excluding charges and gains (i.e., the “non-GAAP results” we refer to under “Annual Incentive Awards,” below) so that results can be compared based on normal business operations without taking into effect charges or gains which could skew comparative results. Return on equity is calculated by dividing earnings per share by average book value for the year.

The payout of the performance shares is based on our performance (total shareholder return) compared to the companies listed in the Dow Jones Electricity and Multiutility Groups (not including those classified by Dow Jones as alternative energy companies), which are also included on Appendix A to this proxy statement.

Base Salary

Why we pay base salary: Base salary is designed to provide each executive with a fixed amount of annual compensation that is competitive with the marketplace. We believe this is important to allow us to continue to attract and retain highly qualified executives. Having a certain level of fixed compensation also provides stability for the executives, which allows them to stay focused on business issues.

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How amounts of base salary are determined: The Board assigns each executive officer to a salary grade based on (i) the officer’s experience level, (ii) the officer’s duties and scope of responsibility, and (iii) a market assessment of the median compensation paid to executives with similar positions. This market assessment is discussed more fully under the caption “Market Assessments” above. The Compensation Committee uses the data provided by its consultant to recommend a salary range for each grade, with the midpoint of each range being at the 50th percentile of the salaries of the companies used in the survey (scaled and weighted as described above), and with the upper and lower ends of the range being 20% above and below that midpoint to allow the Committee to consider the other variables described below. Each year the Committee recommends adjustments to the salary ranges based on surveys by its consultant of expected changes in compensation levels at this same mix of energy services and general industrial companies. The Committee believes this data is a useful tool to ensure that our salaries remain competitive. The Committee also believes that having ranges and considering other variables, such as individual circumstances, allows it to tailor salaries to reflect individual officer’s responsibilities and experience levels. In 2009, the Board increased the midpoint of the salary ranges for all officer grades by 2.5% based on a study of job market data showing the national average for salary structure movement for both the energy services industry and for general industry.

After setting the salary ranges for each grade, the Committee then adjusts the base salary for the CEO and recommends to the Board adjustments to the base salaries for the other executive officers. In assessing base salary adjustments for the executive officers, the Committee takes into account the midpoint of the officer’s assigned salary grade, the Committee’s evaluation of each executive officer’s individual performance and responsibilities, and the job market data described above. The Committee evaluates individual performance and responsibilities by reviewing a written assessment provided by the executive officer and by the COO (provided by the CEO, in the case of the COO), and by reviewing the company’s performance and that executive officer’s contribution to that performance. In 2009, the Committee reviewed this information and took into consideration the effects of the economic climate at the time, and after consultation with the Board, did not increase the CEO’s salary and recommended that the salaries of the other officers remain frozen, as well. While this action was somewhat of a departure from the Committee’s normal practice of taking into account job market data and individual performance, the Committee believed the economic climate at the time overrode those considerations. For 2009, all of the named executive officer salaries were within 15% of the 50th percentile of the relevant job market data, except for Messrs. Shackleford and Cantrell. However, their total cash compensation (salary plus annual incentive award) was within this range, as well.

Annual Incentive Awards

Our annual incentive award program is normally a cash award we make based on achievement of annual performance measures. Periodically we have paid a portion of the annual incentive awards in the form of stock. For example, the 2008 awards to executive officers were paid in the form of 50% cash and 50% restricted stock, which vested one year after grant. The annual incentive awards are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Why we pay annual incentives: Our annual incentive program provides for incentive awards based on the achievement of corporate and individual performance goals. The annual incentive awards are designed to reward current performance by basing payment on the achievement of both quantifiable performance measures that reflect contribution to our business and quantitative and qualitative individual goals tailored to each officer’s responsibilities. The annual incentive program is intended to encourage actions by the executives that contribute to our operating and financial results and to achieve other goals that the Board has recognized as important for the success of our businesses.

2009 Annual Incentive Summary:

The following table summarizes the 2009 Annual Incentive Award goals, which are described below (dollar amounts in millions):

Performance Measure	TECO Energy Officer %	Operating Company President %	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	Achievement in 2009	Achievement Percentage
TECO Energy Income	45%	11.25%	$194.9	$244.5	$281.2	$226.2	81.55%
TECO Energy Cash	15%	3.75%	$(664.6)	$(604.8)	$(545.0)	$(610.2)	100.00%
Tampa Electric Income	0%	45%	$157.2	$174.7	$192.2	$176.7	105.71%
Tampa Electric Cash	0%	15%	$(550.0)	$(500.0)	$(450.0)	$(505.6)	100.00%
Peoples Gas Income	0%	45%	$23.4	$26.0	$28.6	$34.8	150.00%
Peoples Gas Cash	0%	15%	$(55.0)	$(50.0)	$(45.0)	$(48.8)	112.00%
TECO Coal Income	0%	45%	$54.4	$64.0	$73.6	$37.2	0.00%
TECO Coal Cash	0%	15%	$(52.8)	$(48.0)	$(43.2)	$(46.9)	111.46%
TECO Energy Relative Performance (EPS/ROE)	20%	5%	Payout prorated between 0% and 150% for performance above the median but below top quarter. Performance in top quarter of companies = 150% payout.			Information not available until May
Individual (Business Plan) Goals	20%	20%	Level of achievement can range from 0% to 200%			Varies depending on individual

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How annual incentive opportunities are determined: The amount of the annual incentive awards is based on a target award percentage and the level of achievement of several different goals which the Board approves for each executive officer at the beginning of the year, as described in the next paragraphs. The 2009 annual incentive goals overall were weighted 80% for achievement of corporate financial performance goals (both absolute performance and performance relative to peers) and 20% for achievement of each officer’s individual goals. The weighting of the achievement of corporate financial performance goals was increased for 2009 (from 65% the year before) to have a more substantial portion of the annual incentives be directly tied to corporate financial performance, while still basing a portion of the annual incentive on individual performance. For TECO Energy officers, 20% of the total annual incentive award was based on our financial performance relative to peer companies, and for the presidents of our operating companies, 5% of their annual incentive awards were based on this relative performance goal (to allow for a greater portion of their incentive to be based on the performance of the specific business unit over which they have direct responsibility). This portion of the annual incentive goal is referred to throughout this CD&A as the “relative performance goal,” and the peer companies used for this goal are described under “Market Assessments” above.

Target Award Percentage: At the beginning of the year, the Compensation Committee set a target award percentage for the CEO and recommended a target award percentage for each of the other officers that they would receive if the performance goals were met. To determine the total annual incentive opportunity for the officer, the target award percentage was multiplied by the officer’s base salary. Target award percentages are selected based on the job market data described under “Market Assessments,” above. Using this data, target awards were established to provide a fully competitive total cash opportunity at approximately the 50th percentile of that benchmark, assuming payout of the annual incentive award at the target level. Another consideration in setting the target award percentage is that the portion of compensation “at risk” (i.e., the target award level) is reflective of the level of that officer’s accountability for contributing to bottom-line results and the degree of influence that officer has over results and competitive practice. In 2009, the annual incentive award target award percentages and amounts for the named executive officers were as follows:

Name	2009 Annual Incentive Target Award (% of Salary)	2009 Annual Incentive Target Award Amount
Sherrill W. Hudson	80%	$660,951
John B. Ramil	70%	$373,800
Gordon L. Gillette	60%	$273,300
Clinton E. Childress	45%	$140,850
Jim J. Shackleford	50%	$163,750
Sandra W. Callahan	50%	$155,000
Charles R. Black	55%	$202,653
William N. Cantrell	40%	$139,600

Goals: Our annual incentive plan provides that each year, profit, growth and/or operational effectiveness goals are set for the plan participants. In 2009, the Board approved goals for each executive officer and the proportion of the total incentive award each goal represented as shown in the table on page 14. As indicated in that table, the 2009 goals were a mix of:

•

earnings from continuing operations before charges and gains (which is referred to throughout this CD&A as our “income goal” and is calculated on the same basis as the results we refer to in communications with investors as our “non-GAAP results”);

•

cash flows used in investing activities (which is referred to throughout this CD&A as our “cash goal” and is defined as disbursements for current year capital projects net of capitalized financing costs and the proceeds from the sale of certain assets. These amounts are derived from our audited financial statements. The target cash goals at TECO Energy and Tampa Electric were set in a range of plus or minus $15 million, with the midpoint of that range shown in the table on page 14.);

•

quantitative and qualitative performance goals specific to each officer’s duties, such as management of specific business issues to a positive outcome, ensuring completion of identified action items and meeting safety record goals (which is referred to as each individual officer’s “business plan goal”).

The Board set threshold, target and maximum goals for the income goals and cash goals as shown in the table. Threshold performance represented the minimum performance that still warranted incentive recognition for that particular goal (paid at 50% of the target award level), and maximum performance represented the highest level likely to be attained (paid at 150% of the target award level). The target income and cash goals were set at or above the business plan income and cash targets at the TECO Energy level and at each operating company, and the threshold and maximum goals were set at different percentages of achievement of the business plan, depending on the level of unpredictability of results at each company. TECO Energy officers’ income and cash goals were based on TECO Energy income and cash flows, whereas operating company presidents’ income and cash goals were based on the business plans of their respective operating companies. (Gordon Gillette’s goals reflected his being a TECO Energy officer for approximately the first half of the year and a Tampa Electric Company officer for the second half.)

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Under the terms of the incentive plan, if TECO Energy’s threshold income goal is not achieved, then no incentive awards are paid to any officer, including the operating company officers.

The relative performance goal is based on earnings per share growth and return on equity relative to other companies in the energy services industry, as described in more detail in the next section.

To set individual performance goals, at the beginning of the year, each executive officer worked with the person he or she reported to in order to identify individual goals that would help the company achieve its overall business plan goals. These individual goals were then reviewed by and discussed with the CEO, or the COO with respect to operating company presidents, and then presented to the Compensation Committee for review and approval. The individual goals for the TECO Energy officers pertained to leading and overseeing major projects, transactions and initiatives that would contribute to the overall achievement of the business plans for the year. The individual goals for the operating company presidents pertained to meeting financial targets and safety records, and leading and completing initiatives and projects for those companies. The individual goals related to actions that would contribute to the success of the business plans, and were unique to each officer’s position and scope of responsibility. For example, Mr. Hudson’s individual goals were based on his success in achievement of the business plan and overseeing the strategic planning for TECO Energy and the operating companies, and achievement of investor and employee communications initiatives.

How annual incentive awards are calculated: After the end of the year, the Committee calculated the amount of the annual incentive awards by:

•

Determining the actual degree of achievement for each goal at the corporate, operating unit and individual level (levels of achievement for each goal can range from 0% to 150%, except that the individual business plan goal achievement can range up to 200%);

•	Multiplying levels of goal achievement by the weightings assigned to each goal;

•	Multiplying the total by the target award, producing the calculated award; and

•

Reviewing the calculated award in light of the participant’s total performance during the year, and adjusting it if the Committee determines that the plan formula would unduly penalize or reward management. In such cases, awards may be increased or decreased to better meet the plan’s intent of relating rewards to management performance. In no event can the total payout exceed 150% of the target.

For the relative performance goals, the degree of achievement is determined based on our ranking, as described under “Market Assessments,” above, on a schedule of earnings per share growth and return on equity for approximately 50 public companies engaged primarily in the electric utility industry tracked by Regulatory Research Associates, which are listed on Appendix A to this proxy statement. Our goal achievement level is dependent on our ranking within this list for earnings per share growth and return on equity, with our earnings per share growth given twice the weight of our return on equity compared to peers. If our performance is below the median, there is no payout for that element of the goal. If our performance ranks in the top quarter of those companies for both elements, the goal is paid out at 150%, and if we are above the median but below the top quarter, pay out is prorated linearly between 0% and 150%, based on where we rank on the list for each element. This formula is meant to recognize exceptional performance for the year at above the 100% level, while only providing a payout for performance that is better than our peers. Our 2008 performance was below the median for earnings per share growth and return on equity, resulting in no payout for that goal. Payouts for the relative performance goals based on our 2009 performance will not be determined until May 2010.

Determining Level of Achievement of the 2009 Performance Goals: The results for each of the financial goals for TECO Energy and the relevant operating companies are shown on the table on page 14. The Non-GAAP reconciliation table included in our Annual Report on Form 10-K for the year ended December 31, 2009, shows how the amounts corresponding to the income goal were calculated for the operating companies. At the TECO Energy level, the Committee determined it was appropriate to base achievement of its income goal on results of $226.2, which is $3.8 million lower than its non-GAAP results as reported to investors and shown on the Non-GAAP reconciliation table in the Form 10-K. As described above, the annual incentive plan allows the Committee to adjust the awards if it determines that the plan formula would unduly penalize or reward management. The Committee exercised this discretion by reducing the 2009 awards to reflect the impact of the $3.8 million non-GAAP charge associated with the company’s loss on auction-rate securities.

Achievement of the individual quantitative and qualitative performance goals were determined based on a performance evaluation of each executive officer with respect to each specific goal which (except in the case of the CEO) is first reviewed by the CEO with respect to certain executive officers and by the COO with respect to each operating company president and then presented to the Compensation Committee for its evaluation for all executive officers, including the CEO.

The levels of achievement of the different goals were multiplied by the weightings assigned to those goals, and then multiplied by the target percentage that had been set at the beginning of the year for each named executive officer. The amounts awarded under the 2009 annual incentive program are shown under the “Non-Equity Incentive Compensation” column in the Summary Compensation Table on page 20.

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Long-Term Incentive Awards

The long-term incentive component of our compensation program consists of equity-based grants, which in 2009 were in the form of two types of restricted stock.

Why we grant equity incentive awards. These grants are designed to create a mutuality of interest with shareholders by motivating the executive officers and key personnel to manage the company’s business so that the shareholders’ investment will grow in value over time. Our executive officers receive performance shares and time-vested restricted stock. In 2009, 70% of the value of our long-term incentives was provided in the form of performance shares, which are shares of restricted stock vesting three years after the date of grant in an amount that is based on our total shareholder return (assuming dividend reinvestment) over those three years as compared to the companies listed in the Dow Jones Electricity Group and Multiutility Group. The performance shares, which are intended to directly tie an amount of compensation to a long-term performance measure relative to other companies in the industry, will be forfeited if our performance is in the bottom quarter of our peers or if the executive leaves during those three years. The other 30% of the value of our long-term incentives was granted in the form of time-vested restricted stock, which vests three years after the date of grant. The ultimate value of these shares to the executives is dependent on our stock price, which aligns their interest in stock value appreciation with our shareholders’, and the three-year vesting period aids in the retention of our executives since the shares would be forfeited upon departure from the company within this period. Currently, none of our executive officers owns more than 1% of our outstanding common stock (including options granted in previous years), and at this level of ownership the Compensation Committee believes that granting additional equity awards still provides a valuable incentive that will further increase the tie between company performance and compensation.

In granting equity incentive awards, the Committee is aware that each year in the late March to early May time frame, the restricted stock granted three years earlier will vest if the applicable vesting conditions are met and, thus, each year at about this time, shares may be sold by the executive officers or withheld by TECO Energy to pay the taxes due upon vesting. Accordingly, investors who see the reported sales of these shares by executive officers should not assume that such sales represent negative views of the company’s prospects by the executive officers.

How the amounts of equity incentive awards are determined and shares received. The Compensation Committee’s policy with respect to the amount of equity incentive grants has been to base individual awards on an annual study conducted by its consultant comparing the value of long term incentive grants to salary levels in the energy services industry and in general industry. For this purpose, proposed equity incentive grants were valued based on a recent stock price at the time of grant (the closing price on March 20, 2009 of $11.00 was used for the 2009 grants) using the same binomial model that is also used to determine compensation expense under FAS 123R. The competitive market for the purposes of this data is the information weighted 85% for energy services and 15% for general industry sectors as described under “Market Assessments.” The Committee also looks at the total number of shares subject to equity incentive awards in relation to the total number of our outstanding shares. The 2009 grants (including grants to all employees who receive them) were about 0.37% of our outstanding shares. As discussed above, equity incentives in 2009 were granted in the form of 70% performance based restricted stock and 30% time-vested restricted stock. This mix is meant to tie the largest percentage of the equity incentives directly to our performance relative to companies in our industry, with the value of the remaining incentives also being tied to shareholder return and continued service. The Committee does not grant stock options because it previously determined that restricted stock grants more closely serve the goals of tying compensation levels to company performance and promoting long-term retention of executives. Also, by granting restricted stock instead of stock options, fewer shares are used to deliver the same value to employees, which means less dilution to shareholders.

In 2009, the Committee granted equity incentive awards having a value of 20% below the median (by grant date value) of the market as shown in the data provided by its consultant, as described under “Market Assessments,” above. Generally, it targets granting equity incentive awards at the 50th percentile of this market data, as it believes it is appropriate given that one of the program’s goals is to remain competitive with the marketplace. However, for 2009 the Committee granted equity incentive awards at a much lower level in anticipation that declines would start to be seen at other companies due to the impacts of the global economic downturn and depressed share values.

The Committee also reviewed information that showed total equity holdings for each executive officer, including vested and unvested awards and the total value of those holdings. The Committee determined that the amount of equity incentive awards it granted in 2009 was appropriate because levels of equity ownership were still at levels at which additional equity grants would be meaningful incentives for our executives, and the amounts realizable from equity ownership were not so large as to warrant reduction or elimination of the equity incentive award levels described above. The Committee also reviewed information with respect to the estimated total and annual accounting expense associated with the equity incentive grants. Using this information, the Committee made equity incentive award grants at a level that it believed would enable us to continue to attract, retain and motivate our executives, control dilution and maintain reasonable annual accounting expense.

The number of the performance shares ultimately received by the executive officers is based on the total return of our common stock over a three-year period relative to that of peer companies, as further described after the compensation tables under “Performance Share Formula, Equity Award Vesting Schedules and Payment of Dividends.” The Committee determined that this design for payout best reflects the objective of granting the performance-based restricted stock by directly tying the amount

TECO Energy Proxy Statement  |  17

received to total shareholder return relative to a group of our peers, and that the payout formula provides incentive for exceptional performance while still serving as a retention incentive. In 2009, only 60% of the performance shares granted in 2006 were paid out, since our total shareholder return over that three-year period was between the bottom one-third and the median of the peer companies.

The time-vested restricted stock granted in 2009 vests in a single installment following three years of continued service.

Equity Award Grant Date and Stock Option Exercise Price. The Compensation Committee has a long-standing practice of making annual equity-incentive award grants, including, in prior years, stock options, on the date of our annual shareholders’ meeting. On selected occasions, it has granted equity incentives upon election of a new executive officer. In all cases, the grant date was the same day that the Committee approved the grant. Stock options have not been granted since 2006. When they were granted, the exercise price for all stock options was set at the fair market value on the date of grant, which was determined by averaging our high and low stock price on the day preceding the date of grant. This was consistent with how we calculated fair market value for other purposes, such as the fair market value of the other equity incentive awards and for tax purposes upon exercise of options, for example.

Stock Ownership Guidelines; Hedging Prohibition. The Board has adopted stock ownership guidelines of five times base salary for the CEO and three times base salary for the other executive officers. These guidelines, which allow the executives five years to acquire this amount of stock and do not recognize stock options as shares owned, have been in place since 1996. The Committee reviews share ownership on an annual basis to ensure continued compliance with these guidelines. For purposes of the guidelines, stock ownership includes directly held common stock, time-vested restricted stock, performance shares and indirectly held shares that are considered beneficially owned under applicable SEC rules (not including stock options). The Committee reviewed share ownership as of December 31, 2009 and determined that all executive officers were in compliance. In the event an officer is not in compliance, the Committee will consider paying their annual incentive in the form of stock to the extent necessary to bring their stock holdings into compliance with the guidelines. The Board has also adopted a policy prohibiting our executive officers from engaging in hedging transactions with respect to our stock. We believe that these guidelines and policies are appropriate for ensuring that our executive officers hold a sufficient amount of our equity to ensure that there is a mutuality of interest between our executive officers and our shareholders.

Other Elements

For our named executive officers, other than our CEO, the amount of compensation shown under the All Other Compensation column of the Summary Compensation Table represents approximately 3% or less of their total compensation for the year. These amounts represented mainly company matches to our defined contribution plan, a benefit that is available to all of our employees that contribute to the savings plan. We also pay an annual premium of $312 for a $100,000 supplemental life insurance policy for each of our officers and key employees. In 2004, we hired Sherrill Hudson, who was at that time serving as one of our independent directors, to be our CEO. The Board recognized that, as a long-time resident of Miami, he would retain his residence there, and therefore has provided him a housing and travel allowance of $5,000 per month. The Board also determined that, in recognition of Mr. Hudson’s retaining his residence in Miami, it was appropriate that he be able to use our corporate aircraft, and in 2009 the incremental cost to the company for such use was $47,610, as shown in the All Other Compensation column of the Summary Compensation Table. The company sold its corporate aircraft in late 2009.

We also have a supplemental retirement plan that provides benefits at a level not available under the tax-qualified plan and is meant as an additional aid in attracting and retaining officers in key positions. As discussed above, our CEO does not participate in the supplemental retirement plan. The Committee reviews the terms and benefits of this plan from time to time, and the consultant provides the Committee with market data showing the prevalence of similar plans at the relevant peer group as discussed under “Market Assessments,” above, and the benefits provided by those plans. In order to meet the objective of the compensation program to remain competitive with the market, the Committee considers this data to ensure that the retirement benefits are competitive. This also allows the Committee to continue targeting the 50th percentile for the other compensation provided to ensure that the total compensation package is competitive.

We also have change-in-control agreements with each of our executive officers. These agreements are all “double-trigger” arrangements, meaning that payments are only made if there is a change-in-control of the company or one is being contemplated and the officer’s employment is terminated without cause or the officer terminates employment for good reason. The agreements for our named executive officers are discussed in greater detail under “Post-Termination Benefits.” The Committee’s consultant reviews the level of benefits in these agreements and provides an assessment of their reasonableness given practices in the market. We believe that providing these agreements helps increase our ability to attract, retain and motivate highly qualified management personnel and encourage their continued dedication without distraction from concerns over job security relating to a change in control of the company.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, we will not receive a federal income tax deduction for compensation to any named executive officer that exceeds $1 million, unless the compensation is “performance-based” as defined in the Code. Compensation attributable to performance-based restricted stock and stock options is not subject to the Section 162(m) limit because it is performance-based under Section 162(m). The Committee tries to maintain the deductibility of compensation to the

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greatest extent possible; however, its main objective in making compensation decisions is to provide compensation that best meets the goals of the compensation program. Therefore, while the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the objectives of the compensation program, and compensation may be awarded that is not fully deductible if necessary to meet the objectives of the program as described above.

Agreements with Former Executive Officers

In mid-2009, the company undertook a management reorganization in which TECO’s subsidiary, Tampa Electric Company, appointed Gordon L. Gillette to replace its former President (Charles R. Black) and the President of its Peoples Gas System Division (William N. Cantrell). In connection with such reorganization, Tampa Electric Company entered into a Retirement Agreement and General Release with each of Messrs. Cantrell and Black (the “Agreements”). The Agreements were substantially similar and were filed as exhibits to Current Reports on Form 8-K filed by the company in 2009. The Agreements provided for Messrs. Cantrell and Black to receive a payment equal to 1.5 times their base salary plus target bonus and a credit of two years additional age and service to be applied toward their retirement benefits. The Agreements also provide that, if the threshold performance goal is achieved for the company’s 2009 Annual Incentive Plan, they will receive an amount equal to their target incentive award with respect to their individual business plan goals under such Plan, and an amount calculated based on corporate performance for the financial incentive goals under such Plan (in both cases prorated for 8 months). The Agreements provide for a waiver of the retiree portion of the retiree medical premium for 18 months and an option to participate in a 12-month outplacement program. Each of their time-vested restricted stock vested, and they received the number of performance-based restricted shares that were earned based on performance as of August 31, 2009. Their stock options will remain exercisable for the remainder of their respective 10-year terms. The Agreements included a release of any claims against the company. The Committee’s consultant advised that the terms were comparable to agreements entered into with similar level executives under similar circumstances.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management and, based on this review and discussion, has recommended to the Board that it be included in this proxy statement.

By the Compensation Committee,
Paul L. Whiting (Chairman)
James L. Ferman, Jr.
Loretta A. Penn
William D. Rockford

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The following tables give information regarding the compensation provided to our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers who were employed by us as of December 31, 2009. In addition, information is provided for two former executive officers who departed during 2009, whose total compensation would have made them one of the three other most highly compensated executive officers for 2009.

As noted in the description of equity awards above, 70% of the value of stock awards are provided in the form of performance shares, which are shares of restricted stock that vest or are forfeited depending on the satisfaction of performance conditions. Therefore, depending on the company’s performance, up to 70% of the shares, the value of which are reported under “Stock Awards” below, may ultimately be forfeited, or an extra 50% of those shares may be received.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards [1] ($)	Non-Equity Incentive Plan Compensa- tion [2] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings [3] ($)		All Other Compen- sation [4]($)		Total ($)
Sherrill W. Hudson Chairman and Chief Executive Officer	2009 2008 2007	826,189 826,189 798,250	1,420,772 1,830,981 1,760,579	579,628 574,928 850,360	23,467 24,195 15,584		120,713 122,869 90,070	[5]	2,970,769 3,379,162 3,514,843

John B. Ramil President and Chief Operating Officer	2009 2008 2007	534,000 534,000 515,000	667,014 1,007,084 853,423	328,742 325,150 469,227	624,313 330,199 631,650		16,080 14,869 14,322		2,170,149 2,211,302 2,483,622

Gordon L. Gillette President, Tampa Electric Company [6]	2009 2008 2007	455,500 455,500 439,810	454,321 597,666 548,302	284,694 237,730 339,515	375,012 256,087 305,719		11,228 10,305 9,594		1,580,755 1,557,288 1,642,940

Clinton E. Childress Senior Vice President, Corporate Services and Chief Human Resources Officer	2009	313,000	305,113	119,294	361,594		10,059		1,109,060

Jim J. Shackleford President, TECO Coal Corporation	2009	327,500	253,492	114,045	330,524		7,662		1,033,223

Sandra W. Callahan Vice President – Finance and Accounting and Chief Financial Officer [7]	2009	262,633	103,774	122,754	271,143		10,230		770,534

Charles R. Black former President, Tampa Electric [8]	2009 2008 2007	245,640 368,460 356,000	305,113 390,843 328,796	135,102 164,209 250,898	603,017 234,729 612,765		867,534 10,030 8,311		2,156,406 1,168,271 1,556,770

William N. Cantrell former President, Peoples Gas System [9]	2009 2008 2007	232,667 349,000 345,000	253,492 320,787 262,314	93,067 145,828 148,714	627,861 28,135 —	[10]	751,849 15,241 11,540		1,958,936 858,991 767,568

(1)	The amounts reported for stock awards reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (formerly referred to as FAS 123R). See Note 9, Common Stock, to the TECO Energy Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the assumptions made in valuations of stock awards.
(2)

The amount shown in this column reflects the annual incentive award earned for the applicable year, but for 2009 does not include the portion (20% for TECO Energy officers and 5% for operating company officers) of each executive officer’s annual incentive award which is based on the relative performance goal. As discussed in the CD&A, the relative performance goal is based on our annual earnings per share growth and return on equity relative to that of other companies in the industry and is determined using comparative data that does not become available until after the time of printing of the proxy statement. This portion of the annual incentive award for 2009, if any, is expected to be determined on approximately May 5, 2010 and will be reported on a Form 8-K and in next year’s proxy statement. As noted in the CD&A, there was no payout of the relative performance goal for 2008. The amount the named executive officers received for achievement of the relative performance goal for 2007 is included in the amounts reported in the non-equity incentive plan column for that year.

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The 2008 annual incentive awards were paid in the form of 50% cash and 50% restricted stock (based on the stock closing price on February 3, 2009 of $12.15).
(3)	This column shows the change in the actuarial present value of the benefits that would be provided under our tax-qualified defined benefit plan and our supplemental retirement plan. This value is calculated based on variables such as average earnings and years of service, and therefore a larger increase in value may be attributable, for example, to an increase in pay, year over year. Other factors affecting the present value include interest rates and the age of the officer. See pages 25-26 for a description of our retirement plans. The change in value attributable to the tax-qualified plan in 2009, 2008 and 2007, respectively, was: $23,467, $24,195 and $15,584 for Mr. Hudson; $89,310, $43,280 and $11,102 for Mr. Ramil; $59,025, $29,201 and $4,349 for Mr. Gillette; $(16,339), $58,651 and $3,131 for Mr. Black; and $119,554, $53,222 and $19,104 for Mr. Cantrell, with the balance in each case representing the change in value of the supplemental plan (see footnote 9 for additional information regarding the change in present value of the supplemental plan for Mr. Cantrell in 2007). The change in value attributable to the tax-qualified plan in 2009 for Mr. Childress was $138,935, for Mr. Shackleford was $149,489, and for Ms. Callahan was $111,555, with the balance in each case representing the change in value of the supplemental plan.
(4)	The amounts reported in this column for 2009 include $312 in premiums paid by us for supplemental life insurance and $7,350 of employer contributions under the TECO Energy Group Retirement Savings Plan.
(5)	Includes $60,000 for a housing and travel allowance of $5,000 per month, in recognition of Mr. Hudson’s retaining his residence in Miami; $47,610 for the incremental cost to the company for personal use of our corporate aircraft, which was determined by calculating the variable costs, such as jet fuel, variable employee costs and landing fees, on a per hour basis multiplied times the number of hours flown (which includes the return of the aircraft to Tampa); club membership dues; incremental cost to the company of providing on-site parking; and the items identified in footnote 4, above.
(6)	Mr. Gillette was appointed President of Tampa Electric Company to serve as President of both its Tampa Electric and Peoples Gas divisions, on July 28, 2009. Prior to that he served as TECO Energy, Inc.’s Executive Vice President – Finance and Chief Financial Officer.
(7)	Ms. Callahan was appointed Vice President – Finance and Accounting and Chief Financial Officer on July 28, 2009.
(8)	Mr. Black’s employment with the company terminated on September 1, 2009. The amount shown under All Other Compensation for 2009 includes $856,670 paid to Mr. Black under the terms of the agreement with him described in the CD&A; club membership dues; incremental cost to the company of providing on-site parking; and the items identified in footnote 4, above. The amount does not include payments under the tax-qualified pension plan or the supplemental executive retirement plan, which payments are shown in the table entitled “Pension Benefits.”
(9)	Mr. Cantrell’s employment with the company terminated on September 1, 2009. The amount shown under All Other Compensation for 2009 includes $732,900 paid to Mr. Cantrell under the terms of the agreement with him described in the CD&A; club membership dues; incremental cost to the company of providing on-site parking; home security service fees; and the items identified in footnote 4, above. The amount does not include payments under the tax-qualified pension plan or the supplemental executive retirement plan, which payments are shown in the table entitled “Pension Benefits.”
(10)	In 2007, the present value of Mr. Cantrell’s benefits under the tax-qualified pension plan increased by $19,104 and under the supplemental pension plan decreased by $35,621, for a net decrease of $16,517. The decrease in present value was due to the supplemental plan benefit being based on average annual earnings for a five-year period and therefore the exclusion of higher earnings from 2001 which had been included in the previous year’s calculation.

TECO Energy Proxy Statement  |  21

Grants of Plan-Based Awards for the 2009 Fiscal Year

Name/Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1], [3]			Estimated Future Payouts Under Equity Incentive Plan Awards [2], [3]			All Other Stock Awards: Number of Shares of Stock or Units [4] (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Sherrill W. Hudson
annual incentive plan performance shares time-vested restricted stock	2/04/09 4/29/09 4/29/09	330,476	660,951	991,427	24,675	98,700	148,050	38,900	1,008,043 412,729

John B. Ramil
annual incentive plan performance shares time-vested restricted stock	2/04/09 4/29/09 4/29/09	186,900	373,800	560,700	11,588	46,350	69,525	18,250	473,382 193,632

Gordon L. Gillette
annual incentive plan performance shares time-vested restricted stock	2/04/09 4/29/09 4/29/09	136,650	273,300	409,950	7,888	31,550	47,325	12,450	322,226 132,095

Clinton E. Childress
annual incentive plan performance shares time-vested restricted stock	2/04/09 4/29/09 4/29/09	70,425	140,850	211,275	5,300	21,200	31,800	8,350	216,520 88,593

Jim J. Shackleford
annual incentive plan performance shares time-vested restricted stock	2/04/09 4/29/09 4/29/09	81,875	163,750	245,625	4,400	17,600	26,400	6,950	179,752 73,739

Sandra W. Callahan
annual incentive plan performance shares time-vested restricted stock	2/04/09 4/29/09 4/29/09	77,500	155,000	232,500	1,800	7,200	10,800	2,850	73,535 30,239

Charles R. Black [5]
annual incentive plan performance shares time-vested restricted stock	2/04/09 4/29/09 4/29/09	101,327	202,653	303,980	5,300	21,200	31,800	8,350	216,520 88,593

William N. Cantrell [5]
annual incentive plan performance shares time-vested restricted stock	2/04/09 4/29/09 4/29/09	69,800	139,600	209,400	4,400	17,600	26,400	6,950	179,752 73,739

(1)	An 80% (for TECO Energy officers) or 95% (for operating company officers) portion of the awards in these columns was determined in February 2010, and the amount that was received is reported for each officer in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. A 20% or 5% portion of each award is based on the relative performance goal that is not able to be determined until after the printing of this proxy statement. See footnote 2 to the Summary Compensation Table.
(2)	Amounts in these columns represent performance share grants made under our 2004 Equity Incentive Plan.
(3)	See the descriptions below regarding how the threshold, target and maximum awards are determined.
(4)	Amounts in this column represent time-vested restricted stock grants made under our 2004 Equity Incentive Plan.
(5)	Pursuant to the terms of their respective agreements, the former executive officers received the target amount of their annual incentive plan awards, their time-vested restricted stock became vested, and their performance shares were paid out based on the application of the performance share formula.

Annual Incentive Plan Formula (reported in the tables as a “Non-Equity Incentive Plan”):

The amounts payable under the annual incentive plan are determined based on the achievement of certain financial and qualitative goals described in the Compensation Discussion and Analysis (CD&A) section above. The threshold, target and maximum amounts that could have been paid under the 2009 annual incentive plan are shown in the table above in the “Estimated Possible Payout Under Non-Equity Incentive Awards”. The actual amounts paid under the plan for 2009 have already been determined as discussed in the CD&A and shown in the Summary Compensation Table (except for the 20% or 5% portion that is attributable to the relative performance goal, which will be determined in May 2010).

22  |  TECO Energy Proxy Statement

In 2009, the named executive officer annual incentive awards were based on the level of achievement of the corporate and individual quantitative and qualitative performance goals, weighted as shown in table on page 14.

Performance Share Formula, Equity Vesting Schedules and Payment of Dividends:

As described above in the CD&A, equity incentive awards were granted to the named executive officers in 2009 in the form of performance-based restricted stock and time-vested restricted stock. The payout or forfeiture of performance-based restricted stock is dependent upon the total return of our common stock over a three-year period relative to that of the median company (in terms of total return) of the companies listed in the Dow Jones Electricity Group and Multiutility Group. Total return is calculated by dividing (1) the sum of (a) the amount of dividends with respect to the three-year performance period, assuming dividend reinvestment, and (b) the difference between the share price at the end and beginning of the three-year performance period, by (2) the closing share price at the beginning of the three-year performance period, with the share price in each case being determined by using the average closing price during the 20 trading days preceding (and inclusive of) the date of determination. Share price is equitably adjusted for stock splits and other similar corporate actions affecting stock. The threshold, target and maximum number of shares that may be paid under these awards granted in 2009 is shown in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column above. If our common stock’s total return is equal to that of the median company of those groups during the three-year period, the payout will be equal to 100% of the target amount. If the total return is in the top 10% of the companies, the payout will be at 150% of the target amount. If the total return is in the bottom quarter of these companies, there will be no payout. A minimum payout of 25% of the target amount will be made if we are at the 25th percentile. Payout is prorated for performance between the bottom quarter and top 10%. At the end of the three year performance period, depending on the payout as described above, (i) the performance shares are either forfeited, in which case dividends are no longer paid on such shares, or (ii) restrictions on the shares terminate and, potentially, additional shares are granted. Because restrictions terminate at that time, the holder becomes the holder of shares of non-restricted common stock with the same terms as our common stock.

The time-vested restricted stock vests in a single installment three years from the date of grant.

Holders of restricted stock receive the same dividends as holders of other shares of our common stock. For the performance-based restricted stock granted in 2009 and prior, this means that during the three year performance period, dividends are paid on the target number of shares and are retained by the executives even if the underlying shares are forfeited at the end of the performance period. Beginning with awards made in 2010, dividends will not be paid on unvested performance-based awards (but will be accumulated and paid on the amount of the award that vests).

Salary and annual incentives in proportion to total compensation

As discussed in the CD&A, the Compensation Committee reviews information with respect to each element of compensation and how those elements relate to total compensation. Our named executive officers generally received approximately 40% to 50% of their total compensation in the form of base salary and annual incentive awards. This ties a greater percentage of compensation directly to shareholder return for those officers with greater influence over operating results (by providing a greater percentage of their total compensation in the form of equity awards), while still providing an amount of fixed compensation that is competitive with the marketplace.

TECO Energy Proxy Statement  |  23

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) [1]		Market Value of Shares or Units of Stock That Have Not Vested ($) [1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) [2]		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) [2]
Sherrill W. Hudson	10,000	$13.6350	01/28/2013	28,750	[3]	$466,325	67,900	[4]	$1,101,338
	2,500	11.0850	04/20/2013	30,650	[5]	497,143	77,800	[6]	1,261,916
	2,500	13.5550	04/26/2014	38,900	[7]	630,958	98,700	[8]	1,600,914
	50,000	12.0050	07/05/2014
	50,000	12.6053	07/05/2014
	50,000	13.2055	07/05/2014
	110,050	16.2050	04/26/2015
	138,200	16.2950	04/25/2016
John B. Ramil	41,377	21.2500	04/18/2010	13,950	[3]	226,269	32,900	[4]	533,638
	43,482	31.5750	04/17/2011	16,850	[5]	273,307	42,800	[6]	694,216
	51,622	27.9650	04/16/2012	18,250	[7]	296,015	46,350	[8]	751,797
	101,786	13.5000	04/27/2014	3,900	[9]	63,258
	55,500	16.2050	04/26/2015
	72,450	16.2950	04/25/2016
Gordon L. Gillette	28,447	21.2500	04/18/2010	8,950	[3]	145,169	21,150	[4]	343,053
	25,200	31.5750	04/17/2011	10,000	[5]	162,200	25,400	[6]	411,988
	28,188	27.9650	04/16/2012	12,450	[7]	201,939	31,550	[8]	511,741
	36,705	13.5000	04/27/2014
	39,300	16.2050	04/26/2015
	40,000	16.2950	04/25/2016
Clinton E. Childress	5,533	21.2500	04/18/2010	5,350	[3]	86,777	12,700	[4]	205,994
	13,400	31.5750	04/17/2011	6,550	[5]	106,241	16,600	[6]	269,252
	10,528	27.9650	04/16/2012	8,350	[7]	135,437	21,200	[8]	343,864
	2,078	11.0850	04/20/2013
	15,694	13.5000	04/27/2014
	14,950	16.2050	04/26/2015
	22,650	16.2950	04/25/2016
Jim J. Shackleford	23,275	21.2500	04/18/2010	4,300	[3]	69,746	10,100	[4]	163,822
	23,402	31.5750	04/17/2011	5,350	[5]	86,777	13,650	[6]	221,403
	28,188	27.9650	04/16/2012	6,950	[7]	112,729	17,600	[8]	285,472
	21,450	16.2050	04/26/2015	3,900	[9]	63,258
	22,650	16.2950	04/25/2016	4,800	[9]	77,856
Sandra W. Callahan	6,362	21.2500	04/18/2010	1,650	[3]	26,763	3,950	[4]	64,069
	7,412	31.5750	04/17/2011	2,200	[5]	35,684	5,600	[6]	90,832
	8,151	27.9650	04/16/2012	2,850	[7]	46,227	7,200	[8]	116,784
	3,169	11.0850	04/20/2013
	8,656	13.5000	04/27/2014
	1,850	16.2050	04/26/2015
	4,433	16.2950	04/25/2016
Charles R. Black	2,689	21.2500	04/18/2010
	10,061	31.5750	04/17/2011
	10,528	27.9650	04/16/2012
	23,400	16.2050	04/26/2015
	27,550	16.2950	04/25/2016
William N. Cantrell	28,447	21.2500	04/18/2010
	36,070	31.5750	04/17/2011
	41,094	27.9650	04/16/2012
	61,626	13.5000	04/27/2014
	21,450	16.2050	04/26/2015
	22,650	16.2950	04/25/2016

24  |  TECO Energy Proxy Statement

(1)	Shares shown under these columns are time-vested restricted shares that vest three years following the date of grant on the dates shown in footnotes 3, 5 and 7, below.
(2)	Shares shown under these columns are the target amount of performance shares that vest only if certain performance criteria are met at the end of a three year performance period; the performance periods for such shares end on the dates shown in the following footnotes.
(3)	Vest in one installment on May 2, 2010, three years from the date of grant.
(4)	Vest upon the satisfaction of performance criteria following the end of the performance period for such shares, March 31, 2010.
(5)	Vest in one installment on April 30, 2011, three years from the date of grant.
(6)	Vest upon the satisfaction of performance criteria following the end of the performance period for such shares, March 31, 2011.
(7)	Vest in one installment on April 29, 2012, three years from the date of grant.
(8)	Vest upon the satisfaction of performance criteria following the end of the performance period for such shares, March 31, 2012.
(9)	Vest at normal retirement age, as defined in the TECO Energy Group Retirement Plan.

Option Exercises and Stock Vested in the 2009 Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting [1] (#)		Value Realized on Vesting [1] ($)
Sherrill W. Hudson	0	0	67,180		715,524
John B. Ramil	0	0	35,200		374,910
Gordon L. Gillette	0	0	19,430		206,949
Clinton E. Childress	0	0	11,050		117,690
Jim J. Shackleford	0	0	11,050		117,690
Sandra W. Callahan	0	0	3,220		34,296
Charles R. Black	0	0	99,897	[2]	1,305,802
William N. Cantrell	24,364	116,457	87,235	[2]	1,140,855

(1)	The shares acquired on vesting for the continuing named executive officers were time-vested restricted stock and 60% of the performance shares granted in April 2006.
(2)	These shares were time-vested restricted stock and performance shares which vested pursuant to the terms of the respective agreements with Messrs. Black and Cantrell described on page 19.

Pension Benefits

The following table shows the present values of accumulated benefits payable under our pension plan arrangements for the named executive officers as of December 31, 2009, the most recent pension plan measurement date for financial reporting purposes.

Name	Plan Name [1]	Number of Years Credited Service [2] (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Sherrill W. Hudson	qualified plan supplemental plan	6	96,050 0	—
John B. Ramil	qualified plan supplemental plan	34	477,562 3,644,056	—
Gordon L. Gillette	qualified plan supplemental plan	29	290,593 2,025,935	—
Clinton E. Childress	qualified plan supplemental plan	39	856,450 1,853,245	—
Jim J. Shackleford	qualified plan supplemental plan	26	915,165 2,384,958	—
Sandra W. Callahan	qualified plan supplemental plan	22	538,038 910,239	—
Charles R. Black	qualified plan supplemental plan	36	555,743 2,741,756	—
William N. Cantrell	qualified plan supplemental plan	34	622,383 2,156,573	15,049

TECO Energy Proxy Statement  |  25

(1)	The “qualified plan” refers to the TECO Energy Group Retirement Plan, our tax-qualified defined benefit plan that is available to all of our U.S. employees. The “supplemental plan” refers to the TECO Energy Group Supplemental Executive Retirement Plan, a supplemental executive retirement plan described in the CD&A under the section entitled “Other Elements”. As described in the CD&A, Mr. Hudson does not participate in our supplemental executive retirement plan.
(2)	The number of years of credited service is the same for the qualified plan and supplemental plan and is rounded up or down to the nearest whole year.

All of our U.S. employees, including executive officers, are eligible to participate in our tax-qualified defined benefit plan, and become 100% vested in the benefit they have accrued upon completion of three years of service or reaching the age of 65. All of our named executive officers are vested in this plan. Normal retirement age for the qualified plan is the same as the eligibility age for unreduced Social Security benefits. The qualified plan’s normal retirement payment and benefit formula is based on the employee’s age, years of service and final average earnings. Benefits can be paid as an annuity or in a lump sum, at the election of the participant. The present value of the accumulated benefit under the qualified plan in the table above was calculated assuming that participants retire at the earliest age at which retirement benefits are available without reduction for age, using a present value discount rate of 5.75%, which is the same discount rate used for pension plan measurement for financial statement reporting purposes, and a lump sum conversion rate based on segment rates as defined under section 417(e)(3) of the Internal Revenue Code for 2010.

The normal retirement payment and benefit formula for the named executive officers who are participants in the supplemental plan is: 3% times final average earnings times years of credited service, up to a maximum of 20 years (therefore the maximum amount payable is 60% of final average earnings). Final average earnings are based on the greater of (a) the officer’s final 36 months of earnings or (b) the officer’s highest three consecutive calendar years of earnings out of the five calendar years preceding retirement. The supplemental plan was amended in 2007 to provide that the benefit formula for participants who enter after that date will be 2% times final average earnings times years of credited service, up to a maximum of 30 years.

The earnings covered by the qualified plan and supplemental plan are the same as those reported as salary and non-equity incentive plan awards in the summary compensation table above. The pension benefits are computed as a straight-life annuity commencing at the officer’s normal retirement age and are reduced by the officer’s Social Security benefits. Benefits payable under the supplemental plan are also reduced by benefits payable under the qualified pension plan. Normal retirement age is 63 and two months for Mr. Ramil, 64 for Mr. Gillette, and 63 for Messrs. Childress, Shackleford and Ms. Callahan. A reduced amount of benefits may be received upon retirement anytime after age 55, as long as the officer has five years of service. If early retirement is elected, payment is based on actual years of service at early retirement using the formula described above, however, benefits are reduced by 5% for each year that payment begins before the normal retirement date.

Pursuant to the terms of the supplemental plan, if a change in control of the company occurs before the officer retires but after reaching early retirement age, the officer would be eligible to receive the same benefit that would normally be payable for early retirement, except the minimum five years of service requirement would not apply. Before early retirement age, a benefit would also be payable based on length of service and final average earnings on the date of the change of control, reduced by between 41% and 90% depending on the number of years the change of control occurred before the participant’s normal retirement age. Pursuant to the terms of the named executive officers’ change-in-control severance agreements, if those agreements are triggered as described below, the officers would receive a cash payment equal to the additional retirement benefit that would have been earned under our retirement plans if employment had continued for three years following the date of termination.

The benefit payable under the supplemental plan is paid in the form of a lump sum only (not an annuity). The present value of the accumulated benefit for the supplemental plan shown in the table above was calculated by discounting the lump sum that would be payable at the officer’s normal retirement age using the discount rate of 5.75% described above.

The pension plan arrangements also provide death benefits to the surviving spouse of an officer equal to 50% of the benefit payable to the officer. If the officer dies during employment before reaching his normal retirement age, the benefit is based on the officer’s service as if his employment had continued until such age. The death benefit is payable in the form of a lump sum to the spouse.

Post-Termination B enefits

Change-in-Control Agreements

We have change-in-control severance agreements with the named executive officers under which payments will be made under certain circumstances in connection with a change in control of TECO Energy. A change in control means in general an acquisition by any person of 30% or more of our common stock, a change in a majority of our directors, a merger or consolidation in which our shareholders have less than 50% of the voting power in the surviving entity, or a liquidation or sale of substantially all of our assets.

The change-in-control agreements are “double-trigger” arrangements that only provide for payment of the benefits described below if:

•	there is change in control or one is contemplated, and

26  |  TECO Energy Proxy Statement

•	employment is terminated by us without cause (as defined below), or

•	employment is terminated by the officer for good reason (as defined below).

If employment is terminated under those circumstances, after expiration of a six-month deferral period as may be required under Section 409A of the Internal Revenue Code, we will make:

•	a lump sum severance payment to the officer of three times his or her annual salary and target annual incentive,

•	a cash payment equal to the additional retirement benefit which would have been earned under our retirement plans if employment had continued for three years following the date of termination,

•	participation available in our life, disability, accident and health insurance plans for a three-year period, except to the extent these benefits are provided by a subsequent employer, and

•

a payment to compensate for any additional taxes that may be payable as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code on the benefits received under the change-in-control agreements and any other benefits contingent on a change in control. However, such payment will only be made if the total payment due in connection with a change-in-control exceeds the amount at which an excise tax is first imposed by at least 10%.

The last bullet point above does not apply to the agreement currently in place with Ms. Callahan, who was appointed our Chief Financial Officer in July 2009. In February 2010, her change-in-control agreement was amended to provide her with the same terms as the change-in-control agreements already in place with the other executive officers, except for the payment to compensate for any additional taxes that may be payable as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code. Ms. Callahan’s agreement (both as amended and prior to the February 2010 amendment) provides that benefits will be capped in those instances in which applying such cap would provide greater after-tax benefits. Prior to the February 2010 amendment, Ms. Callahan’s agreement provided the same benefits described in the first three bullet points above, except that the payments and time periods were multiples of twos, instead of threes (for example, a lump sum severance payment of two times annual salary and target annual incentive).

Other benefits may also be paid in connection with a change in control under the supplemental executive retirement plan (as described above under “Pension Benefits”) and under the terms of stock options and restricted stock agreements (as described below under “Accelerated Vesting of Equity Upon a Change in Control”).

For the purposes of these agreements, termination with “cause” is defined as termination resulting from the willful and continued failure to substantially perform job duties or willful engagement in conduct which is demonstrably and materially injurious to the company, monetarily or otherwise. “Good Reason” for termination of employment would be the assignment to the officer of any duties inconsistent (except in the nature of a promotion) with the position held immediately prior to the change in control or a substantial adverse alteration in the nature or status, responsibilities or the conditions of employment, a reduction in annual base salary, a requirement to be based more than 50 miles from current job location, the failure by the company to pay compensation within 7 days of the due date, the discontinuation without substitution of any material compensation or benefit plan or other benefits the officer participated in immediately prior to the change in control or reduction of those benefits, or if the company attempted to terminate the officer’s employment in a manner not consistent with the terms of the agreement.

Under the terms of the change-in-control agreements, in the event employment is terminated in contemplation of or following a change in control, the officer would be entitled to receive his or her base salary through the termination date, and under the terms of the annual incentive plan, an incentive award equal to the target incentive amount for the year or the target incentive amount for the prior year (if greater), prorated for the number of days served in the year the termination occurred.

The agreements include a definition of a “potential change in control”, which would occur if we entered into an agreement that would result in the occurrence of a change in control, if any person publicly announced an intention to take or consider taking actions which would constitute a change in control, the acquisition or disclosure of a plan to acquire 9.9% or more of our outstanding common stock, or if the Board adopted a resolution to the effect that a potential change in control of the company has occurred. The agreements require that the officer, subject to the terms of the agreement, remain our employee for one year following a potential change in control (unless an actual change in control occurs, as defined on the previous page). The agreement defines potential change in control more broadly than an actual change in control to ensure that the company receives the benefit of the continued employment of the officer after such an event occurs.

Accelerated Vesting of Equity Upon a Change-in-Control

Beginning with the 2009 equity awards, the agreements governing time-vested restricted stock and performance share awards are “double-trigger” arrangements, such that vesting of such shares is only accelerated following a change in control, as defined above, if the grantee is also terminated without cause or terminates employment with good reason, also as defined above. (The payout of the performance shares under those circumstances would still be based on the applicable performance calculation.) The agreements that govern previously awarded employee stock options and time-vested restricted stock awards granted prior to 2009 provide that all outstanding stock options and time-vested restricted stock vest upon a change in control, as defined above (except that a qualifying merger or consolidation is one in which our shareholders have less than 65% of the voting power in the surviving

TECO Energy Proxy Statement  |  27

entity). The agreements that govern the performance share awards granted prior to 2009 provide that upon a change in control (using the same definition as contained in the stock option and time-vested restricted stock agreements), the performance period ends and the normal formula used for determining the number of shares to be received or forfeited, as applicable, is applied to the shortened performance period.

Post-Termination Benefits Table

The table below shows the amounts that would be payable to each of the current named executive officers in connection with a termination without cause or for good reason in contemplation of or following a change of control. There are no agreements or arrangements with these named executive officers for any termination scenarios not involving a change in control. The amounts below are calculated as if such event had occurred on December 31, 2009, based on our closing stock price on that day of $16.22. Other assumptions that were made in order to calculate these amounts are that no accrued base salary or prorated incentive payment was owed on that date and all accelerated options were exercised on the termination date. The change-in-control agreements provide enhancements to the benefit formula of the supplemental executive retirement plan, as described above, and the retirement-related benefits shown below are the incremental amounts that represent the enhanced benefit only. The present value of the current retirement benefits for the named executive officers as of December 31, 2009 (other than for Ms. Callahan) is greater than the value of the enhanced retirement benefits for such officers due upon a change in control because (i) the supplemental executive retirement plan requires that retirement benefits upon a change in control be calculated as if they were deferred for three years, (ii) all of the named executive officers who participate in the plan other than Ms. Callahan have already reached the maximum number of years of service under the plan (20 years), and (iii) the impact of the current low interest rate environment on present value calculations. Therefore, the retirement-related benefits have no additional value for such officers due to a change in control. The supplemental executive retirement plan is described in more detail in the Pension Benefits section above, and the present value of accumulated benefits under our pension arrangements are shown in that section. Any value of such arrangements that is not directly attributable to the change in control is not included in this section. Health care benefits are based on the continuation of benefits for three years at the officer’s current level of coverage. Under the terms of our change-in-control agreements, the named executive officers other than Ms. Callahan would be eligible to receive an excise tax gross-up payment if additional taxes are due by that officer as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code, as described in more detail above. The amounts shown below are pre-tax, that is, the officer would be responsible for paying income, excise, and any other applicable taxes on the amounts received.

Name	S. W. Hudson	J. B. Ramil	G. L. Gillette	C. E. Childress	J. J. Shackleford	S. W. Callahan [1]
Cash Severance	$4,461,421	$2,723,400	$2,186,400	$1,361,550	$1,473,750	$930,000
Accelerated Equity Vesting	5,558,594	2,838,500	1,776,090	1,147,565	1,081,063	380,359
Health Care Benefits	24,868	38,596	38,596	24,868	45,718	9,937
Retirement-Related Benefits	0	0	0	0	0	631,286
Excise Tax Gross-Up	3,301,993	1,865,431	1,874,362	827,297	841,205	0
Total	$13,346,876	$7,465,926	$5,875,447	$3,361,280	$3,441,736	$1,951,582

(1)	As noted above, Ms. Callahan’s change-in-control severance agreement was amended in February 2010. The amounts in this table are calculated as of December 31, 2009, and are therefore based on her agreement as in effect on that date. If her amended agreement had been in effect on December 31, 2009, the amounts would have been as follows: cash severance: $1,395,000; accelerated equity vesting: $380,359; health care benefits: $14,906; Retirement-Related Benefits: $712,673; Excise Tax Gross-Up: $0; Total: $2,502,938.

Agreements with Former Executive Officers

As described in greater detail in the CD&A, in August 2009, in connection with a management reorganization, the company’s subsidiary, Tampa Electric Company, entered into agreements with Charles Black and William Cantrell. The table below shows the amounts that were paid or accrued to these officers in 2009 under the terms of those agreements. The amount shown for accelerated equity vesting is the estimated value of the restricted stock and options that became vested pursuant to the agreements, and does not assume that the options were exercised (in contrast to the amounts in the table above, which do assume that options are exercised on the termination date). The amount shown for retirement-related benefits for each person is the sum of (i) the lump sum payment that was paid under the tax-qualified pension plan, and (ii) the lump sum amount that became due under the supplemental retirement plan.

Name	C. R. Black		W. N. Cantrell
Cash Severance	$856,670		$732,900
Accelerated Equity Vesting	924,659		820,200
Retirement-Related Benefits	3,748,464	(1)	3,058,662	(2)
Health Care Benefits	23,815		23,815
Out Placement Services	18,000		18,000
Total	$5,571,608		$4,653,577

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(1)	Includes $489,159 that was attributable to the retirement enhancement provided in the agreement described in the CD&A, and $3,259,305, which was paid pursuant to the normal terms of the tax-qualified and supplemental pension plans and was not attributable to the agreement with Mr. Black.
(2)	Includes $440,537 that was attributable to the retirement enhancement provided in the agreement described in the CD&A, and $2,618,125, which was paid pursuant to the normal terms of the tax-qualified and supplemental pension plans and was not attributable to the agreement with Mr. Cantrell.

Item 2 - Ratification of Appointment of Independent Auditor

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, as our independent auditor for 2010 (referred to throughout this proxy statement as the “independent auditor”). Although ratification by the shareholders is not required by our bylaws or otherwise, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent auditor. In the event this ratification is not received, the Audit Committee will reconsider the selection of PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2010 Annual Meeting of Shareholders and to be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

The Board of Directors recommends a vote FOR the ratification of the action taken by the Audit Committee appointing PricewaterhouseCoopers LLP as our independent auditor to conduct the annual audit of the financial statements for the fiscal year ending December 31, 2010.

Fees Paid to the Independent Auditor

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2008 and December 31, 2009, and fees billed for other services rendered by PricewaterhouseCoopers LLP during these periods.

	2009	2008
Audit fees	$1,200,000	$1,549,999
Audit-related fees	115,009	84,889
Tax fees
Tax compliance fees	47,341	43,451
Tax planning fees	—	—
All other fees	1,500	1,500

Total	$1,363,850	$1,679,839

Audit fees consist of fees for professional services performed for the audit of our annual financial statements, including management’s assessment of our internal control over financial reporting, and review of financial statements included in our 10-Q and 10-K filings, services that are normally provided in connection with statutory and regulatory filings or engagements and reviews related to debt issuances and SEC filings.

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, principally for the audit of benefit plans and consultations with our management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard-setting bodies.

Tax fees consist of tax compliance fees for tax return review and income tax provision review; and tax planning fees, including tax audit advice.

All other fees consist of fees for other permissible work performed by PricewaterhouseCoopers LLP, including fees for accounting advice related to specific transactions, regulatory accounting advice and other miscellaneous services.

All services rendered by PricewaterhouseCoopers LLP were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee in order to assure that the provision of such services did not impair the auditor’s independence.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for pre-approval of services to be provided by our independent auditor. Under the policy, the Audit Committee pre-approves the annual audit engagement terms and fees and the specific types of services to be

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performed by the independent auditor throughout the year, based on the Audit Committee’s determination that the provision of the services would not be likely to impair the auditor’s independence. The pre-approval is effective for the current fiscal year and until the Audit Committee meets to re-approve services for the following year, or such other period as the Committee may designate. The policy permits the Audit Committee to delegate pre-approval authority to one or more of its members to ensure prompt handling of unexpected matters, with such delegated pre-approvals to be reported to the Audit Committee at its next meeting. The policy also contains a list of prohibited non-audit services and requires that the independent auditor ensure that all audit and non-audit services provided to us have been pre-approved by the Audit Committee.

Audit Committee Report

The Audit Committee is composed of four directors, each of whom is independent as defined by applicable New York Stock Exchange listing standards. The Committee assists the Board of Directors in overseeing (a) the integrity of our financial statements, (b) the annual independent audit process, (c) our systems of internal control over financial reporting and disclosure controls and procedures, (d) the qualifications, independence and performance of our independent auditor, (e) the performance of the internal audit department, (f) our compliance with legal and regulatory requirements, (g) our policies and procedures for risk assessment and risk management, and (h) our ethics policy. The Committee operates under a written charter adopted by the Board, a copy of which can be found on the Corporate Governance section of the Investors page of our website, www.tecoenergy.com.

In the course of its oversight of our financial reporting process, the Committee has:

1.	Reviewed and discussed with management our audited financial statements, including Management’s Discussion and Analysis, for the fiscal year ended December 31, 2009;

2.	Discussed with PricewaterhouseCoopers LLP, our independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board; and

3.	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Audit Committee concerning independence, discussed with PricewaterhouseCoopers LLP its independence and considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

Based on the foregoing review and discussions, the Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

By the Audit Committee,
Joseph P. Lacher (Chairman)
Tom L. Rankin
J. Thomas Touchton
Paul L. Whiting

Item 3 –Approval of 2010 Equity Incentive Plan

On February 3, 2010, the Board of Directors adopted, subject to shareholder approval, the 2010 Equity Incentive Plan (the “Plan”) as an amendment and restatement of both the company’s 2004 Equity Incentive Plan (the “2004 Plan”) and the 1997 Director Equity Plan (the “1997 Director Plan”, and together with the 2004 Plan, the “Old Plans”). If the Plan is approved by shareholders, the 2004 Plan and the 1997 Director Plan will be combined into one Plan which will supersede the Old Plans, and no additional grants will be made under the Old Plans. The rights of the holders of outstanding options, unvested restricted stock or other outstanding awards under the Old Plans will not be affected. The purpose of the Plan is is to attract and retain key employees and non-employee directors, to enable the company to provide equity-based incentives relating to achieving long-range performance goals, and to enable award recipients to participate in the long-term growth of the company. Like the 2004 Plan, the Plan will be administered by a committee (the “Committee”) of not less than three independent, non-employee members of the Board of Directors, currently the Compensation Committee. The Committee may grant awards to any employee of the company or its affiliates who is capable of contributing significantly to the successful performance of the company. Only the Board of Directors may grant awards to any non-employee members of the Board of Directors, therefore, references in the description below to the Committee, insofar as they relate to awards to non-employee Directors, should be considered references to the Board. As of February 16, 2010, eight non-employee directors and approximately 225 key employees were eligible to participate in the Plan.

Proposed Amendments to the 2004 Plan

Approval of the Plan would amend the 2004 Plan to (a) reduce the number of shares of Common Stock subject to grants to 4,000,000 shares (which as shown under “Shares Subject to Awards” below, is a reduction of over 3 million shares from the

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shares currently available under the 2004 Plan), (b) remove the cap on shares available for stock grants (under the 2004 Plan, no more than 30 percent of the shares approved under that plan were available for stock grants) (c) place various limitations on the terms of awards granted under the Plan, as described below, (d) remove the ability to make awards to consultants to the company and (e) reapprove the business criteria upon which objective performance goals may be established by the Committee to continue to permit the company to take Federal tax deductions for performance-based awards made to certain senior officers under Section 162(m) of the tax code.

The Plan provides that no awards will be made in which vesting is accelerated automatically upon a change-in-control. In 2009, the company began including in the terms of its employee awards that a change-in-control of the company only triggers accelerated vesting if the recipient is also terminated without cause or there is a constructive termination (such as a dimunition of duties). The Plan also provides that dividends will not be paid on unvested performance-based awards made under the Plan, unless and until such awards become vested, and prohibits lending to assist in the acquisition of shares through option exercises. The 2004 Plan already restricted executive officers of the company from delivering a promissory note as consideration for the exercise of an award, consistent with the requirements of The Sarbanes-Oxley Act of 2002; therefore, the Plan just extends this prohibition to all participants. The company’s Corporate Governance Guidelines include an Incentive Compensation Recovery Policy (or “claw-back” policy), and the Plan incorporates the portion of policy that is applicable to officer stock and option awards. The Plan also expressly requires shareholder approval for certain types of plan amendments.

The Plan keeps in place the various limitations on employee grants included in the 2004 Plan, such as prohibiting (i) the repricing of options without prior shareholder approval and (ii) the use of reload stock options. It continues to require a vesting period of at least three years for stock grants, except for awards granted in lieu of cash or to new hires, and except in the cases of death, disability, retirement, change-in-control, termination by the company without cause or similar circumstances as may be specified by the Committee at the time of grant, and awards which satisfy a performance-based vesting schedule. Subject to these same exceptions, the Plan also requires that option and SAR grants vest no more rapidly than at the rate of one-third on each anniversary of the date of grant and that these grants expire no later than ten years after the date of grant. (As under the 1997 Director Plan, these minimum vesting periods do not apply to grants to non-employee Directors.) The Plan will expire ten years from its effective date. Except as described above, the Plan does not materially differ from the 2004 Plan.

Given that the company moved away from granting stock options in 2006 in favor of granting restricted stock, the Board of Directors believes that the proposed removal of the cap on shares available for stock grants is necessary to ensure that a sufficient number of shares will remain available to attract, motivate, and retain the company’s workforce in the future. Due to this move away from stock options and proposed removal of the cap on stock awards, the Board believes that it is also appropriate to reduce the total number of shares available for grant under the Plan, as fewer shares of restricted stock are necessary to deliver the same value to participants as delivered by a larger number of stock options. The Board further believes that the new limitations incorporated in the Plan such as not making awards with single-trigger accelerated vesting in connection with a change in control, eliminating the payment of dividends on unvested performance awards, prohibiting lending to assist in the acquisition of shares through option exercises for all participants, requiring shareholder approval for certain amendments and incorporating a claw-back policy, demonstrate the company’s accountability to shareholders in the management and operation of the Plan.

Proposed Discontinuance of the 1997 Director Plan

As discussed above, non-employee directors are eligible to receive awards under the Plan, therefore, the Plan supersedes the 1997 Director Plan and no additional grants will be made thereunder. Currently outstanding awards under the 1997 Director Plan will continue to be governed by such plan. The terms of the Plan described above and below apply to awards made under the Plan to non-employee directors. The Board believes that incorporation of the Director Plan into the Plan will improve the efficiency of the administration of the Plan.

Shares Subject to Awards

As of February 16, 2010, 7,739,272 shares were available for awards under the 2004 Plan, of which 590,387 shares were available for stock grants, and 188,644 shares were available for awards under the 1997 Director Plan. The proposed Plan would reduce the total number of shares available for grant to 4,000,000 shares, or about 1.9% of the company’s outstanding shares, as of February 16, 2010. The number and kind of shares are subject to adjustment to reflect stock dividends, recapitalizations or other changes affecting the Common Stock. If any outstanding award under the Old Plans or any future award under the Plan expires or is terminated unexercised or is settled in a manner that results in fewer shares outstanding than were initially awarded, the shares which would have been issuable will again be available for award under the Plan. The closing price of the Common Stock on the New York Stock Exchange on February 16, 2010 was $15.19 per share.

Description of Awards

The Plan will provide for the following three basic types of awards:

TECO Energy Proxy Statement  |  31

Stock Grants. The Committee may make stock grants for no cash consideration, for such minimum consideration as may be required by applicable law or for such other consideration as the Committee may determine. Stock grants may include without limitation shares subject to forfeiture (“restricted stock”), grants conditioned upon attainment of performance criteria (“performance shares”), restricted stock where vesting accelerates upon attainment of performance criteria (“performance-accelerated restricted stock”) and outright stock grants (“bonus stock”). With respect to any stock grant, the Committee has full discretion to determine the number of shares subject to the grant and the terms and conditions of the grant, subject to the minimum vesting period and maximum grant restrictions in the Plan.

Stock Options. The Committee may grant options to purchase Common Stock. Stock options may include without limitation incentive stock options eligible for special tax treatment (“ISOs”), options not entitled to such tax treatment (“nonstatutory stock options”), options where the exercise price is adjusted to reflect market changes (“indexed stock options”), options that become exercisable based on attainment of performance criteria (“performance-vested stock options”) and options where exercisability is accelerated upon attainment of performance criteria (“performance-accelerated stock options”). The Committee will determine the option price, term and exercise period of each option granted, provided that the option price may not be less than the fair market value of the Common Stock on the date of grant, and shall be subject to the vesting and exercise period restrictions in the Plan. An option may be exercised by the payment of the option price in whole or in part in cash or, to the extent permitted by the Committee, by delivery of shares of Common Stock owned by the participant valued at fair market value on the date of delivery, for consideration received by the company under a broker-assisted cashless exercise program, or such other lawful consideration as the Committee may determine.

Stock Equivalents. The Committee may make awards where the amount to be paid to the participant is based on the value of the Common Stock. Stock equivalents may include without limitation payments based on the full value of the Common Stock (“phantom stock”), payments based on the value of the Common Stock upon attainment of performance criteria (“performance units”), rights to receive payments based on dividends paid on the Common Stock (“dividend equivalents”) and stock appreciation rights (“SARs”) where the participant receives payment equal in value to the difference between the exercise price of the award and the fair market value of the Common Stock on the date of exercise. SARs may be granted in tandem with options (at or after award of the option) or alone and unrelated to an option. SARs granted in tandem with an option terminate to the extent that the related option is exercised, and the related option terminates to the extent that the tandem SAR is exercised. The exercise price of an SAR may not be less than the fair market value of the Common Stock on the date of grant or, in the case of a tandem SAR, the exercise price of the related option. The Committee also has discretion to grant any other type of stock equivalent award and to determine the terms and conditions of payment of the award (subject to the vesting period and grant restrictions in the Plan) and whether payment values will be settled in whole or in part in cash or other property, including Common Stock.

Internal Revenue Code Section 162(m)

The Plan was designed to allow for the granting of various equity awards, including “performance-based” awards, as such term is defined in Section 162(m) of the U.S. Internal Revenue Code (the “tax code”), which are eligible for more favorable tax treatment for the company. Compensation that is “performance-based” as defined in the Section 162(m) of the tax code is eligible for a tax deduction, as compared to compensation that does not meet this definition that is paid in any year to any of the five most highly paid executive officers (each, a “covered employee”); the United States tax laws generally do not allow publicly-held companies to obtain tax deductions for such compensation of more than $1 million.

In the case of restricted stock, performance shares, performance-accelerated restricted stock, performance units, and other equity awards, Section 162(m) requires that the general business criteria of any performance goals that are established by a plan’s committee be approved and re-approved by shareholders every five years in order for such awards to be considered performance-based and deductible by the employer. Generally, the performance goals must be established before the beginning of the relevant performance period. Furthermore, satisfaction of any performance goals during the relevant performance period must be certified by the Committee.

The shareholders of the company previously approved the following list of business criteria upon which the Committee was permitted to establish performance goals for performance-based awards (other than stock options or SARs, as described below) to be made under the 2004 Plan to covered employees: total shareholder return, stock price, earnings per share, net earnings, consolidated pre-tax earnings, revenues, operating income, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, cash flow, return on equity, capital or assets, value created, operating margin, market penetration, geographic expansion, costs, and goals relating to acquisitions or divestitures, or any combination of the foregoing, including without limitation goals based on any of such measures relative to appropriate peer groups or market indices.

32  |  TECO Energy Proxy Statement

In connection with the approval of the Plan, the company is seeking reapproval of the Committee’s right to develop performance goals based upon the above business criteria for future awards to covered employees. Under the Plan, performance goals may be particular to a participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit in which the participant works, or on the performance of the company generally. The Committee has the authority to reduce (but not to increase) the amount payable at any given level of performance to take into account factors that the Committee may deem relevant.

Shareholder approval of these business criteria is a condition to the company realizing a full Federal income tax deduction for performance-based awards under the Plan, if any, where the deduction would otherwise be restricted by Section 162(m) of the tax code. However, shareholder approval of these business criteria is only one of several requirements under Section 162(m) that must be satisfied in order for amounts realized under the Plan to qualify for the performance-based compensation exemption under Section 162(m), and neither the submission nor approval of this proposal should be viewed as a guarantee that the company can deduct all compensation under the Plan. Nothing in this proposal precludes the Committee from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m).

The performance criteria do not apply to stock options and SARs, because such awards granted under an equity compensation plan are performance-based compensation if (i) shareholders approve a maximum aggregate per person limit on the number of shares that may be granted each year, (ii) any stock options or SARs are granted by a committee consisting solely of outside directors, and (iii) the stock options or SARs have an exercise price that is not less than the fair market value of common stock on the date of grant. The Committee designed the Plan with the intention of satisfying Section 162(m) with respect to stock options and SARs granted to covered employees.

Additional Plan Information

Awards under the Plan may contain such terms and conditions not inconsistent with the Plan as the Committee in its discretion approves. The Committee has discretion to administer the Plan in the manner which it determines, from time to time, is in the best interest of the company. For example, the Committee will establish the terms of stock options, stock grants and stock equivalents and determine when, in the case of options and SARs, they may be exercised, subject to the vesting and exercise period restrictions set forth in the Plan described above. Awards may be granted subject to conditions relating to continued employment and restrictions on transfer. The Committee may provide for the acceleration of a participant’s rights or cash settlement upon a change in control of the company (although awards cannot provide for automatic acceleration on a change in control). The terms and conditions of awards need not be the same for each participant. The foregoing examples illustrate, but do not limit, the manner in which the Committee may exercise its authority in administering the Plan.

The maximum aggregate number of shares subject to stock options, SARs and other awards that may be granted under the Plan to a participant in any calendar year will not exceed 1,000,000 shares, subject to adjustment to reflect dividends, recapitalizations or other changes affecting the Common Stock. With respect to any performance-based award settled in cash, no more than $5,000,000 may be paid to any one individual with respect to each year of a performance period. These limits are intended to qualify awards granted under the Plan as performance-based compensation that is not subject to the $1 million limit on deductibility for federal income tax purposes of compensation paid to covered employees.

Amendment

Shareholder approval is required for material amendments to the Plan. The Board has authority to amend, suspend or terminate the Plan subject to any shareholder approval that is required for material amendments or that the Board determines is necessary or advisable. Subject to the prohibition on option repricing without shareholder approval, the Committee has authority to amend outstanding awards, including changing the date of exercise and converting an incentive stock option to a nonstatutory option, if the Committee determines that such actions would not adversely affect the participant or are otherwise permitted by the terms of the Plan.

New Plan Benefits

If the amendment and restatement of the Plan is approved, each of the Compensation Committee and Board will be able to grant awards to eligible participants at its discretion. Consequently, with the exception noted below with respect to non-employee directors, it is not possible to determine at this time the amount or dollar value of awards to be provided under the Plan. As of the date of this proxy statement, no awards have been granted that are contingent upon stockholder approval of the amendment and restatement of the Plan.

In 2010, the Board amended its director compensation program for non-employee directors, pursuant to which each non-employee director will receive an annual grant of 3,000 shares of restricted stock that vests in three substantially equal annual installments. Under this director compensation program, each non-employee director who is elected at, or is continuing as a

TECO Energy Proxy Statement  |  33

director after, each annual meeting of shareholders will be granted such restricted stock on the date of the annual meeting. Any non-employee director who is elected after the annual grant date will receive a prorated amount of shares.

The following table illustrates the total number of shares of restricted stock that will be granted annually (assuming that the number of non-employee directors on the Board remains constant). The total dollar value of the awards will be based on the closing price of our common stock on the date prior to the date of grant and, therefore, is not presently determinable. The total dollar value of such awards based on the closing price of our common stock on December 31, 2009 was $389,280.

New Plan Benefits 2010 Equity Incentive Plan
Name and Position	Dollar Value	Number of Shares
Sherrill W. Hudson, Chairman and Chief Executive Officer	—	—
John B. Ramil, President and Chief Operating Officer	—	—
Gordon L. Gillette, President, Tampa Electric Company	—	—
Clinton E. Childress Senior Vice President, Corporate Services and Chief Human Resources Officer	—	—
Jim J. Shackleford, President, TECO Coal Corporation	—	—
Sandra W. Callahan, Vice President – Finance and Accounting and Chief Financial Officer	—	—
Above executive officers as a group	—	—
Current directors who are not executive officers, as a group (8 persons)	—	24,000 shares of restricted stock
Other company employees as a group	—	—

Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the Plan. This summary is not intended to be complete and does not describe state or local tax consequences. It is not intended as guidance to Participants in the Plan.

Tax Consequences to Participants:

Incentive Stock Options. An optionee does not realize taxable income upon the grant or exercise of an ISO under the Plan. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss and (b) no deduction is allowed to the company for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee. If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”) then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof and (b) the company is entitled to deduct such amount for federal income tax purposes. Any further gain realized is taxed as a short-term or long-term capital gain and does not result in any deduction to the company. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonstatutory Stock Options. No income will be realized by the optionee at the time a nonstatutory option is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) the Company receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any deduction by the company.

SARs. No income will be recognized by a Participant in connection with the grant or vesting of an SAR. When an SAR is exercised, the Participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares received on exercise.

Restricted Stock. The recipient of restricted stock will generally be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the Participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable

34  |  TECO Energy Proxy Statement

ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock.

Restricted Stock Units. No income generally will be recognized upon the award or vesting of restricted stock units. The recipient of an award of restricted stock units generally will be subject to tax at ordinary income rates on the amount of cash received or the fair market value of any unrestricted shares received, measured as of the date that such shares are transferred to the Participant under the award, and the capital gains/loss holding period for such shares will also commence on such date.

Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the payout of performance shares or performance units, the recipient will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares received.

Tax Consequences to the Company:

To the extent that a Participant has recognized ordinary income in the circumstances described above, the Company will be entitled to a corresponding compensation expense deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Equity Compensation Plan Information

The following table summarizes information regarding outstanding grants and shares available under the company’s equity compensation plans as of December 31, 2009.

(thousands, except per share price) Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2)
Equity compensation plans/ arrangements approved by the stockholders
2004 Equity Incentive Plan	5,892	$21.69	1,285
1997 Director Equity Plan	110	$20.09	190

Equity compensation plans/ arrangements not approved by the stockholders
None	—	—	—

Total	6,002	$21.66	1,475

(1)	The reported amount for the 2004 Equity Incentive Plan includes shares that have been awarded (but not issued) subject to performance-based vesting. Because of the nature of these awards, these shares have not been taken into account in calculating the weighted-average exercise price under column (b) of this table.
(2)	The reported amount for the 2004 Equity Incentive Plan includes shares that may be issued as restricted stock, performance shares, performance-accelerated restricted stock, bonus stock, phantom stock, performance units, dividend equivalents and other forms of award available for grant under the plan.

Plan Document

The foregoing summary of the Plan is qualified by reference to the full text of the Plan attached as Appendix B to this proxy statement.

The Board of Directors recommends a vote FOR this proposal.

Item 4 – Shareholder Proposal

The Office of the Comptroller of New York City, 1 Centre Street, New York, NY 10007-2341, as the trustee and/or custodian of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund, and the New York City Board of Education Retirement System, has advised us that together these funds beneficially own 602,806 shares of the Company’s common stock and that it intends to submit the following proposal at the annual meeting:

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Whereas: TECO Energy, Inc. does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;

Over 88% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 98% of Fortune 100 companies, according to the Human Rights Campaign; over 30% now prohibit discrimination based on gender identity;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to a June, 2008 survey by Harris Interactive and Witeck-Combs, 65% of gay and lesbian workers in the United States reported facing some form of job discrimination related to sexual orientation; an earlier survey found that almost one out of every 10 gay or lesbian adults also reported that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Twenty states, the District of Columbia and more than 160 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 12 states and the District of Columbia have laws prohibiting employment discrimination based on sexual orientation and gender identity; Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Our company has operations in, and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in May 2007, 89% of respondents favored equal opportunity in employment for gays and lesbians;

Resolved: The Shareholders request that TECO Energy, Inc. amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and to substantially implement the policy.

Shareholder’s Supporting Statement: Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. TECO Energy, Inc. will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

The Board of Directors unanimously OPPOSES the adoption of the above resolution for the following reasons:

TECO Energy is committed to providing equal employment opportunity for all individuals, and has a written employment policy that prohibits discrimination on the basis of race, color, religion, sex, national origin, age, disability, veteran status, sexual orientation, or any other characteristic protected by law. This policy covers the administration of all personnel actions, including recruitment, hiring, training, and promotions. In February 2010, in keeping with our commitment to a discrimination-free workplace, we amended our equal employment opportunity policy to explicitly prohibit discrimination on the basis of sexual orientation. Therefore, although the proponent’s statement, which was written before we amended our policy, refers to statistics which appear to present our company’s policies as being inconsistent with our peer companies, our non-discrimination policy is actually similar to that of the vast majority of other Fortune 1000 companies.

We believe our employment policies and practices already ensure equal employment opportunities and a respectful atmosphere for all employees. Employment decisions at TECO Energy are based on skills, knowledge, qualifications, and abilities. Our managers, supervisors, and other employees are required to abide by this policy. Furthermore, the company’s business is guided by its five core values that it has chosen to form the umbrella under which we do business everyday and under which team members interact with one another, our customers and other stakeholders. One of those five core values is respect for others, which provides that we value, among other things, differences, development, teamwork, and open communications. The company believes that emphasizing our core values, including the very important value of respect for others, in our everyday dealings, more than adequately addresses the issues raised in the proposal by promoting a workplace based on the fundamental principle of respect.

In addition, we regularly provide training for employees regarding the importance of respecting and valuing diversity, and prohibiting harassment. As part of this regular training, our employees recently completed a training program regarding every employee’s responsibility to help maintain a workplace where differences are respected and valued, and that is free from harassment and discrimination.

Based on these factors, the Board believes that revising our policy as set forth in the proposal is not necessary to ensure a non-discriminatory workplace.

The Board of Directors unanimously recommends a vote AGAINST this proposal.

36  |  TECO Energy Proxy Statement

Other Information

Shareholder Proposals and Nominations

In order for proposals of shareholders to be considered for inclusion in our proxy materials relating to the annual meeting of shareholders in 2011 pursuant to Rule 14a-8 of the Exchange Act, they must be received on or before November 17, 2010. In order for a shareholder proposal made outside of Rule 14a-8 of the Exchange Act to be considered “timely” under Rule 14a-4(c) of that Act, it must be received by us not later than January 5, 2011 and not before December 6, 2010. Any proposals should be sent to: Corporate Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

Under our bylaws, in order for a shareholder to bring business before or propose director nominations at an annual meeting, the shareholder must give written notice to our Secretary not less than 120 days nor more than 150 days in advance of the anniversary date of the immediately preceding annual meeting of shareholders. The notice must contain specified information about the proposed business or each nominee and the shareholder making the proposal or nomination. If the annual meeting is scheduled for a date that is not within 25 days before or after such anniversary date, the notice given by the shareholder must be received no later than the tenth day following the day on which the notice of such annual meeting date was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

Solicitat ion of Proxies

In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile or in person by our employees. We have retained Morrow & Co., LLC to assist in the solicitation of proxies for a fee of $9,500 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be paid by us.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of the proxy statement and annual report to shareholders may have been sent to multiple shareholders in one household. We will promptly deliver a separate copy of either document to shareholders who write or call us at the following address or telephone number: TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601, Attn: Investor Relations, telephone: (813) 228-1111. Shareholders wishing to receive separate copies of the proxy statement or annual report to shareholders in the future, or shareholders currently receiving multiple copies of the proxy statement or the annual report at their address who would prefer that a single copy of each be delivered there, should contact their bank, broker or other nominee record holder or Broadridge at 1-800-542-1061.

Other Matters

The Board of Directors does not know of any business to be presented at the meeting other than the matters described in this proxy statement. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

TECO Energy Proxy Statement  |  37

Appendix A – Compensation Peer Group Companies

Executive Retirement and Benefits Practices Energy Services Peer Group

Allegheny Energy, Inc.	Duke Energy Corp.	New York State Electric & Gas Corp.	SCANA Corp.
Alliant Energy Corp.	Energy East Corp.	NSTAR	Sierra Pacific Resources
Ameren Corp.	Entergy Corp.	Otter Tail Power Co	Tuscon Electric Power Co.
Black Hills Power & Light	FirstEnergy Corp.	Pinnacle West Capital Corp.	Westar Energy, Inc.
Central Hudson Gas & Electric Corp.	FPL Group Inc	PNM Resources, Inc.	Wisconsin Energy Corp.
Consolidated Edison Co. of New York, Inc.	Great Plains Energy Incorporated	PPL Corp.
Constellation Energy Group, Inc.	Integrys Energy Group, Inc.	Progress Energy, Inc.
CMS Energy Corp.	Madison Gas & Electric Co.	Puget Energy, Inc.

Relative Performance Goal Peer Group 1

Allegheny Energy, Inc.	Dominion Resources, Inc.	Integrys Energy Group, Inc.	Public Service Enterprise Group
ALLETE, Inc.	DPL, Inc.	NiSource, Inc.	SCANA Corp.
Alliant Energy Corp.	DTE Energy Co.	Northeast Utilities	Sempra Energy
Ameren Corp.	Duke Energy Corp.	NSTAR	The Southern Co.
American Electric Power Co., Inc.	Edison International	NV Energy Inc.	UIL Holdings Corp.
Avista Corp.	Entergy Corp.	OGE Energy Corp.	UniSource Energy Corp.
CenterPoint Energy, Inc.	Exelon Corp.	Pepco Holdings, Inc.	Vectren Corp.
CH Energy Group, Inc.	First Energy Corp.	PG&E Corp.	Westar Energy, Inc.
Cleco Corp.	FPL Group, Inc.	Pinnacle West Capital Corp.	Wisconsin Energy Corp.
CMS Energy Corp.	Great Plains Energy Incorporated	PNM Resources, Inc.	XCel Energy, Inc.
Consolidated Edison, Inc.	Hawaiian Electric Industries, Inc.	PPL Corp.
Constellation Energy Group, Inc.	IDACORP, Inc.	Progress Energy, Inc.

Dow Jones Electricity and Multiutility Groups (used to determine payout of Performance Shares) 2

AES Corp.	Dominion Resources Inc.	Integrys Energy Group Inc.	Progress Energy Inc.
Allegheny Energy Inc.	DPL Inc.	ITC Holdings Corp.	Public Service Enterprise Group
Allete Inc.	DTE Energy Co.	Mirant Corp.	Reliant Energy, Inc.
Alliant Energy Corp.	Duke Energy Corp.	Northeast Utilities	SCANA Corp.
Ameren Corp.	Dynegy Inc.	NorthWestern Corp.	Sempra Energy
American Electric Power Co. Inc.	Edison International	NRG Energy Inc.	The Southern Co.
Avista Corp.	El Paso Electric Co.	NSTAR	UniSource Energy Corp.
Black Hills Corp.	Entergy Corp.	NV Energy Inc.	Vectren Corp.
Calpine Corp.	Exelon Corp.	Pepco Holdings Inc.	Westar Energy, Inc.
CenterPoint Energy Inc.	FirstEnergy Corp.	PG&E Corp.	Wisconsin Energy Corp.
Cleco Corp.	FPL Group Inc.	Pinnacle West Capital Corp.	XCel Energy, Inc.
CMS Energy Corp.	Great Plains Energy Inc.	PNM Resources, Inc.
Consolidated Edison Inc.	Hawaiian Electric Industries Inc.	Portland General Electric Co.
Constellation Energy Group Inc.	IDACORP, Inc.	PPL Corp.

[1]

Composition of peer group as of April 2009 (used to determine payout of the relative performance goal for the 2008 annual incentive compensation plan). The payout of the relative performance goal for 2009 will be determined using data, including companies included in the peer group, that is not available until after the printing of this proxy statement, although it is expected that the list of companies will be substantially similar.

[2]

Composition of Dow Jones Electricity and Multiutility Groups as of December 31, 2009. The payout of performance shares is determined using data on the companies included in those groups as of the end of the applicable performance period.

TECO Energy Proxy Statement  |  A-1

Appendix B – 2010 Equity Incentive Plan

TECO ENERGY, INC.

2010 EQUITY INCENTIVE PLAN

1. Purpose.

The purpose of the TECO Energy, Inc. 2010 Equity Incentive Plan (the “Plan”) is to attract and retain key employees and non-employee directors of TECO Energy, Inc. (the “Company”) and its affiliates, to enable the Company to provide equity-based incentives relating to achieving long-range performance goals, and to enable participants to participate in the long-term growth of the Company, by the granting of awards (“Awards”) of, or based on, the Company’s common stock, $1.00 par value (the “Common Stock”). The Plan is an amendment and restatement of the Company’s 2004 Equity Incentive Plan (the “2004 Plan”) and the Company’s 1997 Director Equity Plan (the “1997 Director Plan”). No provision of the Plan will affect the rights and privileges of holders of outstanding Awards under the 2004 Plan or the 1997 Director Plan.

2. Administration.

The Plan will be administered by a committee of not less than three members of the Board of Directors of the Company appointed by the Board to administer the Plan (the “Committee”). Each member of the Committee will be a “disinterested person” or the equivalent within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). The Committee will select those persons to receive Awards under the Plan (“Participants”) and will determine the terms and conditions of all Awards. The Committee will have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it from time to time considers advisable, to interpret the provisions of the Plan and to remedy any ambiguities or inconsistencies. The Committee’s decisions will be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not subject to Section 16 of the Exchange Act and all determinations under the Plan with respect thereto, provided that the Committee will fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant. Notwithstanding the foregoing, only the Board (in lieu of the Committee) is authorized to grant Awards under the Plan to non-employee directors, and establish the terms and conditions applicable to such Awards. All references in this Plan to the Committee, insofar as they relate to Awards to non-employee directors, will be deemed references to the Board. The Board will be responsible for administering and construing such Awards in substantially the same manner that the Committee administers and construes Awards to employees.

3. Eligibility.

All employees capable of contributing significantly to the successful performance of the Company and directors of the Company who are not employees of the Company (or any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee), other than a person who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan.

4. Stock Available for Awards.

(a) Amount. Subject to adjustment under Subsection 4(b), Awards may be made under the Plan for up to 4,000,000 shares of Common Stock. If any Award (including any Award under the 2004 Plan or 1997 Director Plan) expires or is terminated unexercised or is forfeited or settled in a manner that results in fewer shares outstanding than were awarded, then the shares subject to such Award, to the extent of such expiration, termination, forfeiture or decrease, (the “Returned Shares”) will again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company will not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) Adjustment. In the event that the Committee determines that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other change affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, then the Committee (subject in the case of incentive stock options to any limitation required under the Code) will equitably adjust any or all of (i) the number and kind of shares for which Awards may be made under the Plan, (ii) the

TECO Energy Proxy Statement  |  B-1

number and kind of shares subject to outstanding Awards, and (iii) the exercise price with respect to any of the foregoing. In making such adjustments, the Committee may ignore fractional shares so that the number of shares subject to any Award will be a whole number. If considered appropriate, the Committee may make provision for a cash payment with respect to all or part of an outstanding Award instead of or in addition to any such adjustment.

(c) Limit on Individual Grants. The maximum number of shares of Common Stock subject to Stock Options, SARs and other Awards intended to satisfy the requirements for “performance-based compensation” (within the meaning of Section 162(m) of the Code) that may be granted to any Participant in the aggregate in any calendar year will not exceed 1,000,000 shares, subject to adjustment under Subsection 4(b). With respect to any performance-based Award settled in cash, no more than $5,000,000 may be paid to any one individual with respect to each year of a Performance Period (as defined in Subsection 6(m)).

5. Types of Awards.

(a) Stock Grants. The Committee may make awards of shares of Common Stock (“Stock Grants”) upon such terms and conditions as the Committee determines, subject to the provisions of the Plan. Stock Grants may include without limitation restricted stock, performance shares, performance-accelerated restricted stock, bonus stock, and for non-employee directors, the payment of retainer and meeting fees or other director compensation in stock (either on a mandatory basis or at the election of the director). Stock Grants may be issued for no cash consideration, such minimum consideration as may be required by applicable law or such other consideration as the Committee may determine.

(b) Stock Options. The Committee may grant options (“Stock Options”) to purchase shares of Common Stock at an exercise price determined by the Committee of not less than 100% of the fair market value of the Common Stock on the date of grant and upon such terms and conditions as the Committee determines, subject to the provisions of the Plan. Stock Options may include without limitation incentive stock options, nonstatutory stock options, performance-vested stock options and performance-accelerated stock options. No Stock Option may be granted under the Plan with a reload feature which provides for an automatic grant of additional or replacement options upon the exercise of the Stock Option. No Stock Option will be exercisable after the expiration of ten years from the date the Stock Option is granted. Payment of the exercise price may be made in cash or, to the extent permitted by the Committee at or after the grant of the Stock Option, pursuant to any of the following methods: (i) by actual delivery or attestation of ownership of shares of Common Stock owned by the optionee, including Stock Grants, (ii) by retaining shares otherwise issuable pursuant to the Stock Option, (iii) for consideration received by the Company under a broker-assisted cashless exercise program acceptable to the Company in its sole discretion, or (iv) for such other lawful consideration as the Committee may determine.

(c) Stock Equivalents. The Committee may grant rights to receive payment from the Company based in whole or in part on the value of the Common Stock (“Stock Equivalents”) upon such terms and conditions as the Committee determines, subject to the provisions of the Plan. Stock Equivalents may include without limitation phantom stock, performance units, restricted stock units, dividend equivalents and stock appreciation rights (“SARs”). SARs granted in tandem with a Stock Option will terminate to the extent that the related Stock Option is exercised, and the related Stock Option will terminate to the extent that the tandem SARs are exercised. An SAR will have an exercise price determined by the Committee of not less than 100% of the fair market value of the Common Stock on the date of grant, or of not less than the exercise price of the related Stock Option in the case of an SAR granted in tandem with a Stock Option. The Committee will determine at the time of grant or thereafter whether Stock Equivalents are to be settled in cash, Common Stock or other securities of the Company, other Awards or other property.

6. General Provisions Applicable to Awards.

(a) Fair Market Value. Fair market value means, in respect of any date on or as of which a determination thereof is being or to be made, the closing price of a share of the Common Stock reported on the New York Stock Exchange on the day prior to such date or, if the Common Stock was not traded on such date, on the preceding day on which sales of shares of the Common Stock were reported on the New York Stock Exchange, or the fair market value of a share of Common Stock as determined in good faith by the Committee or in the manner established by the Committee from time to time. The fair market value of any other property awarded to the Participant, or accepted by the Committee in connection with any exercise of an Award, will be the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

(b) Transferability. Except as otherwise provided in this Subsection 6(b), an Award (i) will not be transferable other than as designated by the Participant by will or by the laws of descent and distribution, and (ii) may be exercised during the Participant’s life only by the Participant or the Participant’s guardian or legal representative. In the discretion of the Committee, any Award may be transferable upon such terms and conditions and to such extent as the Committee

TECO Energy Proxy Statement  |   B-2

determines at or after grant, provided that incentive stock options may be transferable only to the extent permitted by the Code.

(c) Documentation. Each Award under the Plan will be evidenced by a writing delivered to the Participant in such form as the Committee shall from time to time establish, specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan. These terms and conditions may include without limitation performance criteria, vesting requirements, restrictions on transfer and payment rules.

(d) Committee Discretion. Each type of Award may be made alone, in addition to, or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

(e) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award; provided, however, that no dividends or dividend equivalents will be paid with respect to an Award that provides that the Participant’s right to receive shares of Common Stock pursuant to such Award is subject to the satisfaction of one or more Performance Goals, prior to the removal of the restrictions on transferability and forfeitability that apply to the corresponding Award following the satisfaction of the applicable Performance Goal(s).

(f) Termination of Employment or Service. The Committee will determine the effect on an Award of the disability, death, retirement or other termination of employment or service of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or beneficiary may receive payment of an Award or exercise rights thereunder. A Participant may designate a beneficiary in a manner determined by the Committee. In the absence of an effective designation, a Participant’s beneficiary will be the Participant’s estate.

(g) Change in Control. In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company as defined by the Committee (a “Change in Control”), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award, (ii) provide for payment to the Participant of cash or other property with a fair market value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change in control, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to the Participant and in the best interests of the Company; provided, however, that without limiting the discretion of the Committee set forth in this Subsection 6(g), no Award agreement shall provide any Participant the right or entitlement to accelerated vesting of an Award solely as a result of a Change in Control.

(h) Withholding Taxes. The Participant will pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee’s discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at fair market value on the date of delivery or retention. The Company and its affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

(i) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed or performing services outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(j) Amendment of Awards. Except as provided in Subsection 6(k), the Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type and changing the date of exercise or realization, provided that the Participant’s consent to such action will be required unless the action, taking into account any related action, would not adversely affect the Participant, is required by applicable law, regulation, stock exchange rule or guideline, or is otherwise permitted by the terms of the Plan.

(k) No Repricing of Stock Options or SARs. Notwithstanding anything to the contrary in the Plan, the Company will not engage in any repricing (within the meaning of Section 303A.08 of the New York Stock Exchange’s Listed

TECO Energy Proxy Statement  |  B-3

Company Manual) of Stock Options or SARs granted under this Plan (including those granted under the 2004 Plan or the 1997 Director Plan) without shareholder approval.

(l) Minimum Vesting Requirements. Each Stock Option and SAR granted under the Plan will vest in accordance with a schedule that does not permit more than one-third of each such Award to vest on each of the three succeeding anniversaries of the date of grant of the Award. Each Stock Grant and any full share value Stock Equivalent Award will vest in accordance with a schedule that does not permit such Award to vest prior to the third anniversary of the date of grant of the Award. These minimum vesting requirements will not, however, preclude the Committee from exercising its discretion to (i) accelerate the vesting of any Award upon retirement, termination of employment by the Company, death or disability, (ii) accelerate the vesting of any Award in accordance with Subsection 6(g), (iii) establish a shorter vesting schedule for newly-hired employees, (iv) establish a shorter vesting schedule for Awards that are granted in exchange for or in lieu of the right to receive the payment of an equivalent amount of salary, bonus or other cash compensation, or (v) establish a performance-based vesting schedule in accordance with Subsection 6(m). The minimum vesting requirements contained in this Subsection do not apply to Awards granted to non-employee directors.

(m) Code Section 162(m) and Section 409A Provisions. If the Committee grants an Award to a Participant who is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a “covered employee” (within the meaning of Section 162(m) of the Code), then the Committee may provide that such Participant’s right to receive cash, shares of Common Stock, or other property pursuant to such Award will be subject to the satisfaction of one or more objective performance goals (“Performance Goals”) during a period of service of at least one year designated by the Committee as applicable to the Award (“Performance Period”). Such Performance Goals will be based on one or more of the following objective criteria established by the Committee prior to the beginning of such Performance Period or within such period after the beginning of the Performance Period as will meet the requirements to be considered “pre-established performance goals” for purposes of Code Section 162(m): total shareholder return, stock price, earnings per share, net earnings, consolidated pre-tax earnings, revenues, operating income, earnings before interest and taxes, earnings before interest, taxes and depreciation, earnings before interest, taxes, depreciation and amortization (EBITDA), cash flow, return on equity, capital or assets, value created, operating margin, market penetration, geographic expansion, costs, and goals relating to acquisitions or divestitures, or any combination of the foregoing, including without limitation goals based on any of such measures relative to appropriate peer groups or market indices. Performance Goals may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally. Prior to the payment of any Award subject to this Subsection 6(m), the Committee will certify in writing (which writing may include resolutions duly adopted by the Committee or approved minutes of a meeting of the Committee) that the Performance Goals and other material terms applicable to such Award were satisfied. Notwithstanding the attainment of the Performance Goals by a covered employee, the Committee will have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant. The Committee will have the power to impose such other restrictions on Awards subject to this Subsection 6(m) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. To the extent that any Award constitutes a “nonqualified deferred compensation plan” as defined in Section 409A of the Code, such Award shall comply with the requirements of Section 409A of the Code.

7. Miscellaneous.

(a) No Right To Employment or to Continue as Director. No person will have any claim or right to be granted an Award. Neither the Plan nor any Award hereunder will be deemed to give any employee the right to continued employment, to limit the right of the Company to discharge any employee at any time, or will be deemed to constitute an agreement or understanding that the Company will retain a director for any period of time or at any particular rate of compensation.

(b) No Rights As Shareholder. Subject to the provisions of the applicable Award, no Participant or beneficiary will have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded will be considered the holder of such Common Stock at the time of the Award, except as otherwise provided in the applicable Award.

(c) Forfeiture Events. The Committee may specify in an Award that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events

TECO Energy Proxy Statement  |   B-4

may include, but will not be limited to, termination of service or cause or any act by a Participant, whether before or after termination of service, that would constitute cause for termination of service.

If the Company is required to prepare a restatement of its financial statements, any officer that engaged in an act of embezzlement, fraud, or breach of fiduciary duty, that contributed to the obligation for the Company to restate its financial statements, will be required to repay proceeds from the sale of any Award or shares issued from the exercise or vesting of any Award, occurring during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial statements required to be restated, in an amount determined appropriate by the Committee to reflect the effect of the restatement on the Company’s financial statements.

(d) Effective Date. The Plan will be effective on May 5, 2010.

(e) Amendment and Term of Plan. The Board of Directors of the Company may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any shareholder approval that the Board determines to be necessary or advisable; provided, however, that in no event may the Board amend the Plan without the approval of the shareholders to: (i) increase the number of shares available for Awards under the Plan; (ii) increase any limitation set forth in the Plan on the number of shares of Common Stock that may be issued, or the aggregate value of Awards that may be made, issued, or received, in respect of any type of grant to all Participants during the term of the Plan or to any individual Participant during any specified period; (iii) reduce the minimum exercise price for Stock Options or SARs or the minimum vesting requirements identified in Section 6(l); (iv) change the Performance Goal criteria identified at Subsection 6(m) of the Plan; or (v) change the requirements for who is eligible to be a Participant. Unless terminated earlier by the Board or extended by subsequent approval of the Company’s shareholders, the term of the Plan (“Term of Plan”) will expire on May 5, 2020, and no further Awards will be made thereafter.

(f) Governing Law. The provisions of the Plan will be governed by and interpreted in accordance with the laws of Florida.

TECO Energy Proxy Statement  |  B-5

Annual Meeting of Shareholders
TECO Plaza • 702 N. Franklin St. • Tampa, FL 33602
Parking for Annual Meeting:
W. F. Poe Garage • 800 N. Ashley Dr. • Tampa, FL 33602
TO OCALA
275
Downtown Tampa East-West
EXIT 45A
4
TO ORLANDO
TO ST. PETERSBURG
Downtown West - Ashley Drive
275
EXIT 44
Ashley Dr./Scott St./Tampa St.
ASHLEY DRIVE
To Tampa St.
Tampa Bay Performing Arts Center
The Times bldg.
TYLER ST.
Library
CASS ST.
TAMPA ST.
ELEMENT CONDOS
Federal Courthouse
N
Poe Parking Garage
POLK ST.
TECO PLAZA
TAMPA THEATER
SKYPOINT CONDOS
ZACK ST.
FLORIDA AVE.
HILLSBOROUGH RIVER
ASHLEY DRIVE
TWIGGS ST.
FRANKLIN ST.
MADISON AVE.
KENNEDY BLVD.
KENNEDY BLVD.
JACKSON ST.

Directions to **W. F. Poe Parking Garage** and **TECO Plaza**:

- From Interstate 275 - coming from **St. Petersburg:**
  - Take Tampa downtown **exit # 44 - Ashley Dr./Scott St./ Tampa St.**;
- From Interstate 275 - coming from **Ocala**, or from Interstate 4 coming from **Orlando:**
  - Take Tampa downtown **exit # 45A - Downtown Tampa East-West;** Then follow the directional sign: **Downtown West – Ashley Drive.**
- Coming off the exit ramp, Ashley Drive will split to the right and Tampa Street to the left; **Stay on Ashley Drive, get in the right lane.**
- Go through two stoplights (Tyler Street and Cass Street).
- Turn right into the **W. F. Poe Parking Garage** and park.
- Once parked, cross Ashley Drive and Tampa Street at the light-controlled crosswalks to **TECO Plaza**.

Driving Directions  |  TECO Energy Proxy Statement

TECO ENERGY, INC. 702 N. FRANKLIN STREET TAMPA, FL 33602

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M20410-P92022                                 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TECO ENERGY, INC.
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1.1 THROUGH 1.3, “FOR” ITEMS 2 AND 3 AND AGAINST ITEM 4.
In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.
The Board of Directors recommends you vote
FOR the following proposals:
		For	Against	Abstain
1.	Election of Directors
	1.1 John B. Ramil	☐	☐	☐

	1.2 Tom L. Rankin	☐	☐	☐

	1.3 William D. Rockford	☐	☐	☐

2.	Ratification of PricewaterhouseCoopers	☐	☐	☐
LLP as our independent auditor for 2010.
3.	Approval of the Company’s 2010	☐	☐	☐
Equity Incentive Plan.
The Board of Directors recommends you vote		For	Against	Abstain
AGAINST the following shareholder proposal:
4.	Amendment of the Company’s Equal	☐	☐	☐
Employment Opportunity Policy.
Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

ADMISSION TICKET

2010 Annual Meeting of Shareholders

Wednesday, May 5, 2010, 10:00 A.M.

TECO Plaza

702 N. Franklin Street

Tampa, Florida 33602

Shareholders who do not present a photo ID and an admission ticket or verification of ownership may not be admitted to the meeting.

Attached below is your proxy card for the 2010 Annual Meeting of Shareholders of TECO Energy, Inc.

You may vote by Telephone, by Internet, or by Mail.

To vote by Telephone or Internet, see instructions on reverse side.

To vote by Mail, please return your proxy in the enclosed Business Reply Envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M20411-P92022

TECO ENERGY, INC.

Proxy for Annual Meeting of Shareholders, May 5, 2010

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF TECO ENERGY, INC.

The undersigned hereby constitutes and appoints DuBose Ausley, John B. Ramil and Sherrill W. Hudson and any one or more of them, attorneys and proxies of the undersigned, with full power of substitution to each attorney and substitute, for and in the name of the undersigned to appear and vote all shares of Common Stock of TECO Energy, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on May 5, 2010 at 10:00 A.M., and at any and all adjournments thereof, with all powers the undersigned would have if personally present, hereby revoking all proxies previously given.

Continued and to be signed on reverse side